Exhibi 3.1

 FOURTH AMENDED AND RESTATED

 OPERATING AGREEMENT

  OF

 SOUTHWEST IOWA RENEWABLE ENERGY, LLC

Dated:  March 21, 2014

FOURTH AMENDED AND RESTATED
OPERATING AGREEMENT
OF
SOUTHWEST IOWA RENEWABLE ENERGY, LLC

TABLE OF CONTENTS

Article I.	THE COMPANY	1
1.1	Formation	1
1.2	Name	1
1.3	Purposes; Powers	1
1.4	Principal Place of Business	1
1.5	Term	1
1.6	Registered Agent	1
1.7	Title to Property	1
1.8	Payment of Individual Obligations	2
1.9	Independent Activities; Transactions With Affiliates.	2
1.10	Definitions	2

Article II.	CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS	7
2.1	Initial Capital Contributions	7
2.2	Additional Capital Contributions; Additional Units	7
2.3	Capital Accounts	7

Article III.	ALLOCATIONS	8
3.1	Profits	8
3.2	Losses	8
3.3	Special Allocations	8
3.4	Regulatory Allocations	10
3.5	Loss Limitation	10
3.6	Other Allocation Rules	10
3.7	Tax Allocations; Code Section 704(c)	11
3.8	Tax Credit Allocations	11

Article IV.	DISTRIBUTIONS	11
4.1	Net Cash Flow	11
4.2	Amounts Withheld	11
4.3	Limitations on Distributions	11

Article V.	MANAGEMENT	12
5.1	Directors	12
5.2	Number of Directors	12
5.3	Election of Directors.	12
5.4	Authority of Directors	14
5.5	Director as Agent	15
5.6	Restrictions on Authority of Directors.	15
5.7	Meetings	18
5.8	Notice	18
5.9	Conduct of Meeting	18

5.10	Quorum	18
5.11	Manner of Acting; Informal Action	18
5.12	Presumption of Assent	18
5.13	Removal of Directors	19
5.14	Vacancies	19
5.15	Compensation	19
5.16	Committees; Authority	19
5.17	Voting; Potential Financial Interest	19
5.18	Duties and Obligations of Directors	19
5.19	Chairman and Vice Chairman	20
5.20	President and Chief Executive Officer	20
5.21	Chief Financial Officer	20
5.22	Secretary; Assistant Secretary	20
5.23	Vice President	20
5.24	Delegation	20
5.25	Execution of Instruments	21
5.26	Limitation of Liability; Indemnification	21

Article VI.	MEMBERSHIP UNITS; MEMBERS	21
6.1	Membership Units	21
6.2	Certificates; Surrender for Transfer	23
6.3	Members	23
6.4	Additional Members	23
6.5	Members’ Voting Rights	23
6.6	Member Meetings	23
6.7	Place of Meeting	24
6.8	Conduct of Meetings	24
6.9	Notice	24
6.10	Contents of Notice	24
6.11	Order of	24
6.13	Waiver of Notice	25
6.14	Fixing of Record Date	25
6.15	Quorum and Proxies	26
6.16	Voting; Action by Members	26
6.17	Continuation of the Company	26
6.18	No Member Right of Redemption or Return of Capital	26
6.19	Waiver of Dissenters Rights	26
6.20	Loans	26
6.21	Actions Without a Meeting by Members Holding Series B Units	26
6.22	Actions Without a Meeting by Members Holding Series U Units	27

Article VII.	ACCOUNTING, BOOKS AND RECORDS	27
7.1	Accounting, Books and Records; Audit Rights	27
7.2	Delivery to Members and Inspection	27
7.3	Reports	27
7.4	Tax Matters	28
7.5	Withholding	28

Article VIII.	AMENDMENTS	29
8.1	Amendments	29

Article IX.	TRANSFERS	29
9.1	General Restrictions	29
9.2	Not Binding Until Entered in Company Books	29
9.3	Pledge of Units Allowed	29
9.4	Prohibited Transfers	29
9.5	Indemnification	30
9.6	Transferee Subject to Transfer Restrictions	30
9.7	Unit Transfer Policy	30
9.8	No Dissolution or Termination	30
9.9	Rights of Unadmitted Assignees	30
9.10	Admission of Substitute Members	30
9.11	Preemptive Rights of Series B Unit Holders.	31
9.12	Preemptive Rights of Series U Unit Holders.	31

Article X.	DISSOLUTION AND WINDING UP	31
10.1	Dissolution	31
10.2	Winding Up	32
10.3	Compliance with Certain Requirements of Regulations; Deficit Capital Accounts	32
10.4	Deemed Distribution and Recontribution	32
10.5	Rights of Unit Holders	32
10.6	Allocations During Period of Liquidation	33
10.7	Character of Liquidating Distributions	33
10.8	The Liquidator	33
10.9	Forms of Liquidating Distributions	33

Article XI.	MISCELLANEOUS	33
11.1	Notices	33
11.2	Binding Effect	33
11.3	Construction	33
11.4	Headings	34
11.5	Severability	34
11.6	Incorporation By Reference	34
11.7	Variation of Terms	34
11.8	Governing Law	34
11.9	Waiver of Jury Trial	34
11.10	Counterpart Execution	34
11.11	Specific Performance	34
11.12	No Third Party Rights	34

 FOURTH AMENDED AND RESTATED

OPERATING AGREEMENT

OF

SOUTHWEST IOWA RENEWABLE ENERGY, LLC

THIS FOURTH AMENDED AND RESTATED OPERATING AGREEMENT (the “Agreement”) is entered into effective as of the 21st day of March, 2014, by and among Southwest Iowa Renewable Energy, LLC, an Iowa limited liability company (the “Company”), each of the Persons identified as Members on attached Exhibit “A,” and any other Persons that may from time-to-time be subsequently admitted as Members of the Company in accordance with the terms of this Agreement.  Capitalized terms used but not otherwise defined herein shall have the meaning set forth in Section 1.10.

In consideration of the covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.  THE COMPANY

1.1           Formation.  The Company was formed as an Iowa limited liability company by filing Articles of Organization with the Iowa Secretary of State on March 28, 2005.  This Agreement amends and replaces in its entirety the Third Amended and Restated Operating Agreement of Company dated July 17, 2009.

1.2           Name.  The name of the Company is “Southwest Iowa Renewable Energy, LLC,” and all business of the Company shall be conducted in such name.

1.3           Purposes; Powers.  The nature of the business and purposes of the Company are to:  (i) own, construct, operate, lease, finance, contract with, and/or invest in ethanol production and by-product production facilities; (ii) process feedstock into ethanol and related by-products, and market such ethanol and by-products; and (iii) engage in any other business and investment activity in which an Iowa limited liability company may lawfully be engaged, as determined by the Directors.  The Company has the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to, and in furtherance of, the purposes of the Company as set forth in this Section 1.3 and has, without limitation, any and all powers that may be exercised on behalf of the Company by the Directors pursuant to Article V of this Agreement.

1.4           Principal Place of Business.  The Company shall continuously maintain a principal place of business in the State of Iowa, at such location as the Directors may determine.  Any documents required by the Act to be kept by the Company shall be maintained at the Company’s principal place of business.

1.5           Term.  The term of the Company commenced on the date the Articles were filed with the Iowa Secretary of State, and shall continue until the winding up and liquidation of the Company and its business is completed following a Dissolution Event as provided in Article X of this Agreement.

1.6           Registered Agent.  The Company shall continuously maintain a registered office and a registered agent for service of process in the State of Iowa and in any other state in which it is required by law to do so.  The name and address of the Company’s initial Registered Agent in Iowa shall be William E. Hanigan, 666 Grand Avenue, Suite 2000, Des Moines, Iowa 50309.

1.7           Title to Property.  All Property owned by the Company shall be owned by the Company as an entity and not in the name of any Member, and no Member shall have any ownership interest in such

Property, except as a Member of the Company.  Each Member’s interest in the Company shall be personal property for all purposes.

1.8           Payment of Individual Obligations.  The Company’s credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be Transferred or encumbered for, or in payment of, any individual obligation of any Member.

1.9           Independent Activities; Transactions With Affiliates.

(a)           The Directors shall be required to devote such time to the business and affairs of the Company as may be necessary to manage and operate the Company, and shall be free to serve any other Person or enterprise in any capacity that they deem appropriate in their discretion.

(b)           Neither this Agreement nor any activity undertaken pursuant hereto shall:  (i) prevent any Member or Director or their Affiliates from engaging in whatever activities they choose, whether the same are competitive with the Company or otherwise, and any such activities may be undertaken without having or incurring any obligation to offer any interest in such activities to the Company or any other Member; or (ii) require any Member or Director to permit the Company or any other Director or Member or their Affiliates to participate in any such activities.  Except as expressly provided in this Section 1.9(b), as a material part of the consideration for the execution of this Agreement by each Member, each Member hereby waives, relinquishes and renounces any such right or claim of participation.

(c)           No contract or transaction between the Company and one or more of its Members, or between the Company and any other Person in which one or more of the Members is a director, manager or officer, or in which such Member has a financial interest, shall be void or voidable (i) solely because of such relationship, (ii) solely because a Director appointed or elected by such Member is present at, or participates in, the meeting of the Directors at which such contract or transaction is authorized, or (iii) solely because a Director appointed or elected by such Member votes are counted for such authorization; provided, however, the material facts as to the relationship are disclosed to the Directors and a majority of the disinterested Directors authorize such contract or transaction, regardless of whether the disinterested Directors constitute a quorum.

1.10           Definitions.  Capitalized words and phrases used in this Agreement have the following meanings:

(a)           “Act” means the Iowa Limited Liability Company Act, as amended from time to time, or any corresponding provisions of any succeeding law.

(b)           “Adjusted Capital Account Deficit” means, with respect to any Unit Holder, the deficit balance, if any, in such Unit Holder’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:  (i) crediting to such Capital Account any amounts which such Unit Holder is deemed to be obligated to restore pursuant to the next to the last sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and (ii) debiting to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6) of the Regulations.  The foregoing definition is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

(c)           “Affiliate” means, with respect to any Person or entity:  (i) any Person directly or indirectly controlling, controlled by or under common control with such Person or entity; (ii) any officer, director, general partner, member or trustee of any such Person or entity; or (iii) any Person or entity who is an officer, director, general partner, member or trustee of any Person described in clauses (i) or (ii) of this sentence.  For purposes of this definition, the terms “controlling,” “controlled by” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person or entity, whether through the ownership of voting securities, by contract or otherwise, or the power to elect a majority of the directors, managers, or persons exercising similar authority with respect to such Person or entities.

(d)           “Agreement” means the Company’s Fourth Amended and Restated Operating Agreement, as amended from time to time.

(e)           “Articles” means the Company’s Articles of Organization on file with the Iowa Secretary of State’s Office, as amended from time to time.

(f)           “Assignee” means a transferee of Units who is not admitted as a Substitute Member pursuant to Section 9.10 of this Agreement.

(g)           “Capital Account” means the separate capital account maintained for each Unit Holder in accordance with Section 2.3 of this Agreement.

(h)           “Capital Contributions” means, with respect to any Member, the amount of money (US Dollars), and the initial Gross Asset Value of any assets or property other than money, contributed by the Member or such Member’s predecessors in interest to the Company, (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Code Section 752) with respect to the Units held or purchased by such Member, including additional Capital Contributions.

(i)           “Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

(j)           “Company” means Southwest Iowa Renewable Energy, LLC, an Iowa limited liability company.

(k)           “Company Minimum Gain” has the meaning given the term “partnership minimum gain” in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

(l)           “Debt” means:  (i) any indebtedness for borrowed money or the deferred purchase price of property as evidenced by notes, bonds or other instruments; (ii) obligations as lessee under capital leases; (iii) obligations secured by any mortgage, pledge, security interest, encumbrance, lien or charge of any kind existing on any asset owned or held by the Company, whether or not the Company has assumed or become liable for the obligations secured thereby; (iv) any obligation under any interest rate swap agreement; (v) accounts payable; and (vi) obligations, contingent or otherwise, under direct or indirect guarantees of indebtedness or obligations of the kinds referred to in clauses (i), (ii), (iii), (iv) and (v), above.  Notwithstanding the foregoing, however, Debt shall not include obligations in respect of any accounts payable that are incurred in the ordinary course of the Company’s business and are not delinquent or are being contested in good faith by appropriate proceedings.

(m)           “Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such

Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Directors.

(n)           “Director” means any Person who:  (i) is elected as a Director pursuant to Article V of this Agreement or who has otherwise become a Director pursuant to the terms of this Agreement; and (ii) has not ceased to be a Director pursuant to the terms of this Agreement.  “Directors” mean all such Persons.  For purposes of the Act, the Directors shall be deemed to be the “managers” (as such term is defined and used in the Act) of the Company.

(o)           “Dissolution Event” shall have the meaning set forth in Section 10.1 of this Agreement.

(p)           “Effective Date” means March 21, 2014.

(q)           “Facilities” means the ethanol and by-product production facilities to be constructed and operated by the Company in or around Council Bluffs, Iowa.

(r)           “Fiscal Year” means:  (i) any twelve-month period commencing on October 1 and ending on September 30; and (ii) the period commencing on the immediately preceding October 1 and ending on the date on which all Property is distributed to the Unit Holders pursuant to Article X of this Agreement, or, if the context requires, any portion of a Fiscal Year for which an allocation of Profits or Losses or a distribution is to be made.

(s)           “GAAP” means generally accepted accounting principles in effect in the United States of America from time to time.

(t)           “Gross Asset Value” means with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:  (i) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Directors, provided that the initial Gross Asset Values of the assets contributed to the Company pursuant to Section 2.1 of this Agreement shall be as set forth in such Section; (ii) The Gross Asset Values of all Company assets may, in the discretion of the Directors, be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), as determined by the Directors as of the following times: (A) upon the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (B) upon the distribution by the Company to a Member of more than a de minimis amount of Company Property as consideration for an interest in the Company; and (C) upon the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); (iii) The Gross Asset Value of any item of Company assets distributed to any Member shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution as determined by the Directors; and (iv) The Gross Asset Values of Company assets shall be increased or decreased, as applicable, to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (vi) of the definition of “Profits” and “Losses” or Section 3.3(g) of this Agreement; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).  If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (ii) or (iv) of this paragraph, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses.

(u)           “Issuance Items” has the meaning set forth in Section 3.3(h) of this Agreement.

(v)           “Liquidation Period” has the meaning set forth in Section 10.6 of this Agreement.

(w)           “Liquidator” has the meaning set forth in Section 10.8 of this Agreement.

(x)           “Member” means any Person:  (i) whose name is set forth as such on Exhibit “A” attached hereto or as it may be amended from time to time, or who has become a Member pursuant to the terms of this Agreement; and (ii) who is the owner of one or more Units and has not ceased to be a Member pursuant to the terms of this Agreement.  “Members” means all such Persons.

(y)           “Membership Economic Interest” means collectively, a Member’s share of “Profits” and “Losses,” the right to receive distributions of the Company’s assets, and the right to information concerning the business and affairs of the Company as required by the Act.  The Membership Economic Interest of a Member is quantified by the unit of measurement referred to herein as “Units.”

(z)           “Membership Interest” means collectively, the Membership Economic Interest and the Membership Voting Interest.

(aa)           “Membership Voting Interest” means collectively, a Member’s right to vote as set forth in this Agreement or as required by the Act.

(bb)           “Net Cash Flow” means the gross cash proceeds of the Company less the portion thereof used to pay or establish reserves for Company expenses, debt payments, capital improvements, replacements and contingencies, all as reasonably determined by the Directors, plus any reduction in the amount of reserves, all as may be reasonably determined by the Directors.  “Net Cash Flow” shall not be reduced by Depreciation, amortization, cost recovery deductions or similar allowances, but shall be increased by any reductions of reserves previously established.

(cc)           “New Securities” means Series A Units of the Company, and rights, options or warrants to purchase Series A Units of the Company, and securities of any type whatsoever that are, or may become, convertible or exchangeable into Series A Units

(dd)           “Nonrecourse Deductions” has the meaning set forth in Section 1.704-2(b)(1) of the Regulations.

(ee)           “Nonrecourse Liability” has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

(ff)           “Officer” has the meaning set forth in Section 5.24 of this Agreement.

(gg)           “Permitted Transfer” has the meaning set forth in Section 9.1 of this Agreement.

(hh)           “Person” means any individual, general or limited partnership, joint venture, limited liability company, corporation, trust, estate, association, nominee or other entity.

(ii)           “Profits and Losses” mean, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication): (i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss; (ii) Any expenditures of the Company described in Code

Section 705(a)(2)(b) or treated as Code Section 705(a)(2)(b) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be subtracted from such taxable income or loss; (iii) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of Gross Asset Value above, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; (iv) Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value; (v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation; (vi) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required, pursuant to Regulations Section 1.704-(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Unit Holder’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and (vii) Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Sections 3.3, 3.4 and 3.5 of this Agreement shall not be taken into account in computing Profits or Losses.  The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Sections 3.3, 3.4 and 3.5 of this Agreement shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.

(jj)           “Property” means all real and personal property owned or acquired by the Company (including cash), and any improvements thereto, and shall include both tangible and intangible property.

(kk)           “Regulations” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations are amended from time to time.

(ll)           “Regulatory Allocations” has the meaning set forth in Section 3.4 of this Agreement.

(mm)           “Securities Act” means the Securities Act of 1933, as amended.

(nn)           “Series A Directors” has the meaning set forth in Section 5.3(d) of this Agreement.

(oo)           “Series B Directors” has the meaning set forth in Section 5.3(b) of this Agreement.

(pp)           “Series C Director” has the meaning set forth in Section 5.3(a) of this Agreement.

(qq)           “Series U Directors” has the meaning set forth in Section 5.3(c).

(rr)           “Series A Units” means Units of the Company issued as described in Section 6.1(a).

(ss)           “Series B Units” means Units of the Company issued as described in  Section 6.1(b).

(tt)           “Series C Units” means Units of the Company issued as described in Section 6.1(c).

(uu)           “Series U Units” means Units of the Company issued as described in Section 6.1(d).

(vv)           “Tax Matters Member” has the meaning set forth in Section 7.4 of this Agreement.

(ww)           “Transfer” means, as a noun, any voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition and, as a verb, to voluntarily or involuntarily transfer, give, sell, exchange, assign, pledge, bequest, hypothecate or otherwise dispose of.

(xx)           “Transfer Restrictions” means the restrictions on Transfer of Units in Article IX and the Unit Transfer Policy attached as Exhibit “C.”

(yy)           “Unit” means an ownership interest in the Company issued in consideration of a Capital Contribution made as provided in Article II of this Agreement, issued in the form of Series A Units, Series B Units or such other classes as issued pursuant to this Agreement.

(zz)           “Unit Holder” means any Person who is the owner of one or more Units.  “Unit Holders” means all such Persons.

(aaa)           “Unit Holder Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Section 1.704-2(b)(4) of the Regulations.

(bbb)           “Unit Holder Nonrecourse Debt Minimum Gain” means an amount, with respect to each Unit Holder Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Unit Holder Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

(ccc)           “Unit Holder Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

(ddd)           “Unit Holder Register” means the register maintained by the Company at its principal office or by the Company’s duly appointed agent, setting forth the name, address and Capital Contributions of each Unit Holder (or such Unit Holder’s predecessors in interest), and the number of Units, certificate number(s) and date of issuance of Units issued to each Unit Holder, which register shall be modified from time to time as additional Units are issued and as Units are Transferred pursuant to this Agreement.

(eee)           “Unit Transfer Policy” is the policy for Transferring Units attached as Exhibit “C.”

ARTICLE II.   CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

2.1       Initial Capital Contributions.  The name, address, Capital Contribution and Units quantifying the Membership Interest of each of the Members are set forth on Exhibit “A” attached hereto, and shall also be set forth on the Unit Holder Register.

2.2  Additional Capital Contributions; Additional Units.  No Unit Holder shall be obligated to make any additional Capital Contributions to the Company or to pay any assessment to the Company, other than any unpaid amounts on such Unit Holder’s original Capital Contributions, and no Units shall be subject to any calls, requests or demands for capital.  Subject to Section 5.6, additional Units may be issued in consideration of Capital Contributions as agreed to between the Directors and the Persons acquiring such Units.

2.3  Capital Accounts.  A Capital Account shall be maintained for each Unit Holder in accordance with the following provisions:

(a)   To each Unit Holder’s Capital Account there shall be credited:  (i) such Unit Holder’s Capital Contributions; (ii) such Unit Holder’s distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Sections 3.3, 3.4 and 3.5 of this Agreement; and (iii) the amount of any Company liabilities assumed by such Unit Holder or which are secured by any Property distributed to such Unit Holder;

(b)   To each Unit Holder’s Capital Account there shall be debited:  (i) the amount of money and the Gross Asset Value of any Property distributed to such Unit Holder pursuant to any provision of this Agreement; (ii) such Unit Holder’s distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Sections 3.3, 3.4 and 3.5 of this Agreement; and (iii) the amount of any liabilities of such Unit Holder assumed by the Company or which are secured by any Property contributed by such Unit Holder to the Company;

(c)   In the event Units are Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Units; and

(d)   In determining the amount of any liability for purposes of subparagraphs (a) and (b) above, Code Section 752(c) and any other applicable provisions of the Code and Regulations shall be taken into account.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent therewith.  In the event the Directors  determine that it is prudent to modify the manner in which Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or any Unit Holders), are computed in order to comply with such Regulations, the Directors may make such modification, provided that it is not likely to have a material effect on the amounts distributed to any Person pursuant to Article X of this Agreement upon the dissolution of the Company.  The Directors also shall make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

ARTICLE III.  ALLOCATIONS

3.1           Profits.  After giving effect to the special allocations in Sections 3.3, 3.4 and 3.5 of this Agreement, Profits for any Fiscal Year shall be allocated among the Unit Holders in proportion to Units held.

3.2           Losses.  After giving effect to the special allocations in Sections 3.3, 3.4 and 3.5 of this Agreement, Losses for any Fiscal Year shall be allocated among the Unit Holders in proportion to Units held.

3.3           Special Allocations.  The following special allocations shall be made in the following order:

(a)           Minimum Gain Chargeback.  Except as otherwise provided in Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this Article III, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Unit Holder shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Unit Holder’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Unit Holder pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2)of the Regulations.  This Section 3.3(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

(b)           Unit Holder Minimum Gain Chargeback.  Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Article III, if there is a net decrease in Unit Holder Nonrecourse Debt Minimum Gain attributable to a Unit Holder Nonrecourse Debt during any Fiscal Year, each Unit Holder who has a share of the Unit Holder Nonrecourse Debt Minimum Gain attributable to such Unit Holder Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Unit Holder’s share of the net decrease in Unit Holder Nonrecourse Debt Minimum Gain, determined in accordance with Regulations Section 1.704-2(i)(4).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Unit Holder pursuant thereto.  The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations.  This Section 3.3(b) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

(c)           Qualified Income Offset.  In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6) of the Regulations, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit as soon as practicable, provided that an allocation pursuant to this Section 3.3(c) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article III have been tentatively made as if this Section 3.3(c) were not in the Agreement.

(d)           Gross Income Allocation.  In the event any Member has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of:  (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement; and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations, then in such circumstance each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 3.3(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article III have been made as if Sections 3.3(c) and 3.3(d) were not in this Agreement.

(e)           Nonrecourse Deductions.  Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated among the Members in proportion to Units held.

(f)           Unit Holder Nonrecourse Deductions.  Any Unit Holder Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Unit Holder who bears the economic risk of loss with respect to the Unit Holder Nonrecourse Debt to which such Unit Holder Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

(g)           Section 754 Adjustments.  To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Unit Holder in complete liquidation of such Unit Holder’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Unit Holders in accordance with their interests in the Company in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Unit Holder to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(h)           Allocations Relating to Taxable Issuance of Company Units.  Any income, gain, loss or deduction realized as a direct or indirect result of the issuance of Units by the Company to a Unit Holder (the “Issuance Items”) shall be allocated among the Unit Holders so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Unit Holder shall be equal to the net amount that would have been allocated to each such Unit Holder if the Issuance Items had not been realized.

3.4           Regulatory Allocations.  The allocations set forth in Sections 3.3(a), 3.3(b), 3.3(c), 3.3(d), 3.3(e), 3.3(f), 3.3(g) and 3.5 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations.  It is the intent of the Unit Holders that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 3.4.  Therefore, notwithstanding any other provision of this Article III (other than the Regulatory Allocations), the Directors shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner they determine appropriate so that, after such offsetting allocations are made, each Unit Holder’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Unit Holder would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Sections 3.1, 3.2, and 3.3(h).

3.5           Loss Limitation.  Losses allocated pursuant to Section 3.2 of this Agreement shall not exceed the maximum amount of Losses that can be allocated without causing any Unit Holder to have an Adjusted Capital Account Deficit at the end of any Fiscal Year.  In the event some but not all of the Unit Holders would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 3.2 of this Agreement, the limitation set forth in this Section 3.5 shall be applied on a Unit Holder by Unit Holder basis and Losses not allocable to any Unit Holder as a result of such limitation shall be allocated to the other Unit Holders in accordance with the positive balances in such Unit Holder’s Capital Accounts so as to allocate the maximum permissible Losses to each Unit Holder under Section 1.704-1(b)(2)(ii)(d) of the Regulations.

3.6           Other Allocation Rules.

(a)           For purposes of determining Profits, Losses and any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly or other basis, as determined by the Directors using any permissible method under Code Section 706 and the Regulations thereunder.

(b)           The Unit Holders are aware of the income tax consequences of the allocations made by this Article III and hereby agree to be bound by the provisions of this Article III in reporting their shares of Company income and loss for income tax purposes.

(c)           Solely for purposes of determining a Unit Holder’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Regulations Section 1.752-3(a)(3), the Unit Holders’ aggregate interests in Company Profits shall be deemed to be as provided in the Capital Accounts.  To the extent permitted by Section 1.704-2(h)(3) of the Regulations, the Directors shall endeavor to treat distributions of Net Cash Flow as having been made from the proceeds of a NonrecourseLiability or a Unit Holder Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Unit Holder.

(d)           Profits and Losses to the Unit Holders shall be allocated among the Unit Holders in the ratio which each Unit Holder’s Units bears to the total number of Units issued and outstanding.

3.7           Tax Allocations; Code Section 704(c).  In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any Property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Unit Holders so as to take account of any variation between the adjusted basis of such Property to the Company for federal income tax purposes and its initial Gross Asset Value.  In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value in Section 1.10(t) of this Agreement, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.  Any elections or other decisions relating to such allocations shall be made by the Directors in any manner that reasonably reflects the purpose and intention of this Agreement.  Allocations pursuant to this Section 3.7 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Unit Holder’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

3.8           Tax Credit Allocations.  All income tax credits with respect to the Company’s property or operations shall be allocated among the Members in accordance with their respective Membership Interests for the Fiscal Year during which the expenditure, production, sale or other event giving rise to such credits occurs.  This Section 3.8 is intended to comply with the applicable tax credit allocation principles of Regulations Section 1.704-1(b)(4)(ii) and shall be interpreted consistently therewith.

ARTICLE IV.  DISTRIBUTIONS

4.1           Net Cash Flow.  Subject to the terms and conditions of any applicable loan covenants and restrictions, the Directors, in their sole discretion, shall make distributions of Net Cash Flow, if any, to the Unit Holders in proportion to Units held.  In determining Net Cash Flow, the Directors shall endeavor to provide for cash distributions at such times and in such amounts as will permit the Unit Holders to make timely payment of income taxes.

4.2           Amounts Withheld.  All amounts withheld pursuant to the Code or any provision of any state, local or foreign tax law with respect to any payment, distribution or allocation to the Company or the Unit Holders shall be treated as amounts paid or distributed, as the case may be, to the Unit Holders with respect to which such amount was withheld pursuant to this Section 4.2 for all purposes under this Agreement.  The Company is authorized to withhold from payments and distributions, or with respect to allocations, to the Unit Holders and to pay over to any federal, state, local or foreign government, any amounts required to be so withheld, and shall allocate any such amounts to the Unit Holders with respect to which such amount was withheld.

4.3           Limitations on Distributions.  The Company shall make no distributions to the Unit Holders except as provided in this Article IV and in Article X of this Agreement.  Notwithstanding any other provision, no distribution shall be made if not permitted to be made under the Act.

ARTICLE V.  MANAGEMENT

5.1           Directors.  Except as otherwise provided in this Agreement or required by law, the Directors shall direct the business and affairs and exercise all of the powers of the Company, and shall adopt such policies, rules, regulations and actions as they deem advisable.  Subject to Section 5.6 of this Agreement and any other express provisions of this Agreement to the contrary, the business and affairs of the Company shall be managed by and under the direction of the Directors and not by the Members.

5.2           Number of Directors.  The number of Directors shall be fixed at seven (7).

5.3           Election of Directors.

(a)           Members holding Series C Units shall have the right, voting as a class, to elect one (1) Director.  The Director elected by Members holding Series C Units (“Series C Director”) shall hold office indefinitely until a successor is elected and qualified, or until the earlier death, resignation, removal or disqualification of such Series C Director.

(b)           Members holding Series B Units shall have the right, voting as a class, to elect that number of Directors which bears the same proportion to the total number of Directors of the Company as the total number of Series B Units owned by such Members bears to the total number of Units of the Company then outstanding, rounded to the nearest whole number of Directors; provided that Members holding Series B Units shall have the right to elect no fewer than one (1) Director.  By way of example and not for purposes of limitation: (i) if Members holding Series B Units hold a number of Series B Units equal to 21% of the total number of Units outstanding, then such class of Members shall have the right to elect or appoint one (1) Director; and (ii) if Members holding Series B Units hold a number of Series B Units equal to 35% of the total number of Units outstanding, then such class of Members shall have the right to elect or appoint two (2) Directors.  Directors elected by Members holding Series B Units (“Series B Directors”) shall hold office indefinitely until a successor is elected and qualified, or until the earlier death, resignation, removal or disqualification of any such Series B Director.  Unless otherwise approved by the remaining Directors, at least one of the Directors elected by the Series B Members shall be an officer of one of the Series B Members.

(c)           Members holding Series U Units shall have the following rights with respect to the election of Directors:

(i)
if Bunge North America, Inc. or any of its Affiliates (collectively, “Bunge”) is the holder of any Series U Units, Bunge shall have the right to elect one (1) Director plus such additional number of Directors determined in the following manner: (w) during such time as the total number of Series B Units, Series U Units and any other Units owned by Bunge equals or exceeds 30%, but is less than 57%, of the total number of Units of the Company then outstanding, Bunge may elect one (1) additional Director, (x) during such time as the total number of Series B Units, Series U Units and any other Units owned by Bunge equals or exceeds 57%, but is less than 71%, of the total number of Units of the Company then outstanding, Bunge may elect two (2) additional Directors, (y) during such time as the total number of Series B Units, Series U Units and any other Units owned by Bunge equals or exceeds 71%, but is less than 86%, of the total number of Units of the Company then outstanding, Bunge may elect three  (3) additional Directors, and (z) during such time as the total number of Series B Units, Series U Units and any other Units owned by Bunge equals or exceeds

86% of the total number of Units of the Company then outstanding, Bunge may elect four (4) additional Directors; and

(ii)
Any Member holding Series U Units (other than Bunge) shall have the right to elect that number of Directors determined in the following manner: (w) during such time as the total number of Series U Units owned by such Member equals or exceeds 20%, but is less than 40%, of the total number of Units of the Company then outstanding, such Member may elect one (1) Director, (x) during such time as the total number of Series U Units owned by such Member equals or exceeds 40%, but is less than 60%, of the total number of Units of the Company then outstanding, such Member may elect two (2) Directors, (y) during such time as the total number of Series U Units owned by such Member equals or exceeds 60%, but is less than 80%, of the total number of Units of the Company then outstanding, such Member may elect three (3) Directors, and (z) during such time as the total number of Series U Units owned by such Member equals or exceeds 80% of the total number of Units of the Company then outstanding, such Member may elect four (4) Directors.

Directors elected by Members holding Series U Units (“Series U Directors”) shall hold office indefinitely until a successor is elected and qualified, or until the earlier death, resignation, removal or disqualification of any such Series U Director.  The rights granted in this Section 5.3(c) to Members holding Series U Units shall be in addition to, and shall not be in replacement of, any other rights such Members may have to elect or appoint Directors as a result of such Member holding any other Unit of the Company granting rights for such election or appointment.

(d)           Members holding Series A Units shall have the right, voting as a class, to elect the remaining number of Directors (“Series A Directors”) which are not elected by the Members holding Series U Units, Series C Units, Members holding Series B Units or other Series of Units that may be granted the right to elect a Director(s).  The initial Series A Directors have been elected to serve certain terms and until a successor is elected and qualified, or until the earlier death, resignation, removal or disqualification of any such Series A Director.  At the expiration of the term of the two (2) Series A Directors whose terms expire in 2007, one (1) replacement of such Directors shall serve a term of three (3) years and his/her replacement shall serve a term of four (4) years, and the other replacement of such Directors shall serve a term of four (4) years.  At the expiration of the term of the initial Series A Director whose term expires in 2008, the term for the replacement of such Director shall last four (4) years.  At the expiration of the term of the initial Series A Director whose term expires in 2009, the term for the replacement of such Director shall last four (4) years.  Beginning in 2008, all newly elected Series A Directors shall serve terms of four (4) years.  If at any time the number of Series A Directors is changed, the terms shall be adjusted, as necessary, so that approximately one-fourth (1/4) of the Series A Directors are elected at each annual meeting of the Members holding Series A Units.

(e)           Nominees for a Director position up for election by any Series of Units shall be named by the then-current Directors elected by the particular Series of Units or by a nominating committee established by the Directors elected by the particular Series of Units.  Nominations may also be made by any Member entitled to vote in the election of Directors of the particular Series of Units to be elected.  Any Member that intends to nominate a Person for election as a Series A Director may do so only if written notice of such Member’s intent to make such nomination is given one hundred twenty (120) calendar days prior to the one year anniversary of the date on which the Company delivered the prior year’s proxy statement or notice of annual meeting to Series A Members.  Provided, however, that for the first election of Series A Directors, such notice shall be delivered not less than thirty (30) days prior to the date of the special or annual meeting of the Members at which the election will be held.  Each such notice shall set forth:  (i) the name and address of the Member who intends to make the nomination; (ii) a representation that the Member is a holder of record of Series A Units entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the Person specified in the notice; (iii) the name, age, address and principal occupation/employment of each nominee; (iv) a description of all arrangements or understandings between the Member and each nominee and any other Person(s) pursuant to which such nominations are to be made; (v) such other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; (vi) the consent of each nominee to serve as a Series A Director if so elected; and (vii) a nominating petition signed and dated by the holders of at least five percent (5%) of the then outstanding Series A Units and clearly setting forth the proposed nominee as a candidate for the Series A Director’s seat to be filled.  The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a Series A Director.  The presiding Officer of the meeting may, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedures, and if so determined, the defective nomination shall be disregarded.  The amendment or repeal of this Section 5.3 or the adoption of any provision inconsistent therewith shall require the approval of a majority of the Members holding Series A Units.

5.4           Authority of Directors.  Subject to the limitations and restrictions set forth in this Agreement and the Act, the Directors shall direct the management of the business and affairs of the Company and shall have all of the rights and powers which may be possessed by a “manager” under the Act including, without limitation, the right and power to do or perform, and the further right and power by resolution to delegate to the Officers or such other Persons as the Directors deem appropriate, the right and power to do or perform, the following:

(a)           Conduct the business and carry on the operations of the Company, and have and exercise the powers granted by the Act in any state, territory, district or possession of the United States, or in any foreign country, which may be necessary or convenient to effect any or all of the purposes for which the Company is organized;

(b)           Acquire by purchase, lease or otherwise any real or personal property which may be necessary, convenient, or incidental to the accomplishment of the purposes of the Company;

(c)           Operate, maintain, finance, improve, construct, own, operate, sell, convey, assign, mortgage and lease any real estate and any personal property necessary, convenient, or incidental to the accomplishment of the purposes of the Company;

(d)           Execute any and all agreements, contracts, documents, certifications and instruments necessary or convenient in connection with the management, maintenance and operation of the business and affairs of the Company, including executing amendments to this Agreement and the Articles in accordance with the terms of this Agreement, both as Directors and where permitted, as attorney-in-fact for the Members pursuant to any power of attorney granted by the Members to the Directors;

(e)           Borrow money and issue evidences of indebtedness necessary, convenient, or incidental to the accomplishment of the purposes of the Company, and secure the same by mortgage, pledge or other lien on any Company assets;

(f)           Execute, in furtherance of any or all of the purposes of the Company, any deed, lease, mortgage, deed of trust, mortgage note, promissory note, bill of sale, contract or other instrument purporting to convey or encumber any or all of the Company assets;

(g)           Prepay in whole or in part, refinance, increase, modify or extend any liabilities affecting the assets of the Company and in connection therewith, execute any extensions or renewals of encumbrances on any or all of such assets;

(h)           Care for and distribute funds to the Members by way of cash income, return of capital or otherwise, all in accordance with the provisions of this Agreement, and perform all matters in furtherance of the objectives of the Company and this Agreement;

(i)           Contract on behalf of the Company for the employment and services of employees and independent contractors, and delegate to such Persons the duty to manage or supervise any of the assets or operations of the Company;

(j)           Engage in any kind of activity and perform and carry out contracts of any kind necessary or incidental to, or in connection with, the accomplishment of the purposes of the Company, as may be lawfully carried on or performed by a limited liability company under the laws of each state in which the Company is then formed or qualified;

(k)           Take, or refrain from taking, all actions, not expressly proscribed or limited by this Agreement or the Articles, as may be necessary or appropriate to accomplish the purposes of the Company;

(l)           Institute, prosecute, defend, settle, compromise and dismiss lawsuits or other judicial or administrative proceedings brought on or in behalf of, or against, the Company, the Members or the Directors or Officers in connection with activities arising out of, connected with, or incidental to this Agreement, and engage counsel or others in connection therewith;

(m)           Purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign corporations, associations, general or limited partnerships, other limited liability companies, or individuals or direct or indirect obligations of the United States or of any government, state, territory, government district or municipality or of any instrumentality of any of them;

(n)           Agree with any Person as to the form and other terms and conditions of such Person’s Capital Contribution to the Company and cause the Company to issue Membership Interests and Units in consideration for such Capital Contribution as provided in Section 6.1(d);  and

(o)           Indemnify Members, Directors or Officers, or former Members, Directors or Officers, and to make any other indemnification that is authorized by this Agreement in accordance with, and to the fullest extent permitted by, the Act.

5.5           Director as Agent.  Notwithstanding the power and authority of the Directors to manage the business and affairs of the Company, no Director shall have authority to act as agent for the Company for the purposes of its business (including the execution of any instrument on behalf of the Company) unless the Directors have authorized the Director to take such action.

5.6           Restrictions on Authority of Directors.

(a)           Notwithstanding any provision in this Agreement to the contrary, the Directors shall not have authority to, and they covenant and agree that they shall not, do any of the following acts without the unanimous consent of the Members:

(i)	Cause or permit the Company to engage in any activity that is not consistent with the purposes of the Company as set forth in Section 1.3 of this Agreement;

(ii)	Knowingly engage in any act in contravention of this Agreement or which would make it impossible to carry on the ordinary business of the Company, except as otherwise provided in this Agreement; or

(iii)	Possess Company Property, or assign rights in specific Company Property, for other than a Company purpose.

(b)           The Directors shall not have authority to, and they covenant and agree that they shall not cause the Company to, without the consent of sixty-six and two-thirds percent (66 2/3%) of the Membership Voting Interests:

(i)	Merge, consolidate, exchange, sell or otherwise dispose of all or substantially all of the Property;

(ii)	Make an election for the Company to be classified for income tax purposes as an association taxable as a corporation;

(iii)	Cause the Company to acquire any equity or debt securities of any Director or Member or any of their Affiliates, or otherwise make loans to any Director or Member or any of their Affiliates; or

(iv)	Take any action to cause a Dissolution Event as defined in Section 10.1 (other than seeking approval of Members as provided in this Section).

The actions specified herein as requiring the consent of the Members shall be in addition to any actions by the Director that are specified in the Act as requiring the consent or approval of the Members.  Unless otherwise required by this Agreement or the Act, any such required consent or approval may be given by a vote of a majority of the Membership Voting Interests.

(c)           The Directors shall not have authority to, and they covenant and agree that they shall not cause the Company to, without the approval of all Members holding Series B Units:

(i)
Create or issue additional Series B Units or any additional Series of Units with rights senior to the Series B Units (provided that allocating election of Directors from among Director seats currently allocated to Series A Units in substantially the same manner as Directors are allocated to Series B Units shall not be considered senior rights);

(ii)	Approve or propose any amendment to this Agreement that would adversely impact the rights of the Series B Units;

(iii)	Change the status of the Company from one in which management is vested in one or more Directors to one in which management is vested in the Members, or vice versa;

(iv)	Repurchase or redeem any Series B Units;

(v)	Cause the Company to voluntarily take any action that would cause a bankruptcy of the Company; or

(vi)
Approve the transfer or issuance of Units if (a) following such Transfer or issuance, the transferee or recipient of such Units (together with such transferee’s or recipient’s Affiliates) shall hold more than 17 % of the total issued and outstanding Units of the Company (provided that the foregoing shall not apply to any purchaser approved by the Directors which purchases directly from the Company or the Company’s underwriter in a public offering), or (b) the transferee or recipient or any of its Affiliates is a direct competitor in the grain merchandising business of a Member holding Series B Units.

(d)           The Directors shall not have authority to, and they covenant and agree that they shall not cause the Company to, without the approval of all Members holding Series C Units:

(i)
Create or issue additional Series C Units or any additional Series of Units with rights senior to the Series C Units (provided that allocating election of Directors from among Director seats currently allocated to Series A Units in substantially the same manner as Directors are allocated to Series B Units shall not be considered senior rights);

(ii)	Approve or propose any amendment to this Agreement that would adversely impact the rights of the Series C Units; or

(iii)	Repurchase or redeem any Series C Units.

(e)           The Directors shall not have authority to, and they covenant and agree that they shall not cause the Company to, without the approval of all Members holding Series U Units:

(i)
Create or issue additional Series U Units or any additional Series of Units with rights senior to the Series U Units (provided that allocating election of Directors from among Director seats currently allocated to Series A Units in substantially the same manner as Directors are allocated to Series U Units shall not be considered senior rights);

(ii)	Approve or propose any amendment to this Agreement that would adversely impact the rights of the Series U Units, including, without limitation an increase in the number of Directors of the Company;

(iii)	Change the status of the Company from one in which management is vested in one or more Directors to one in which management is vested in the Members, or vice versa;

(iv)	Repurchase or redeem any Series U Units;

(v)	Cause the Company to voluntarily take any action that would cause a bankruptcy of the Company;

(vi)
Approve the transfer or issuance of Units if (a) following such Transfer or issuance, the transferee or recipient of such Units (together with such transferee’s or recipient’s Affiliates) shall hold more than 15% of the total issued and outstanding Units of the Company (provided that the foregoing shall not apply to any purchaser approved by the Directors which purchases directly or indirectly from the Company or the Company’s underwriter in a public offering), or (b) the transferee or recipient or any of its Affiliates is a direct competitor in the grain merchandising business of a Member holding Series U Units.

5.7           Meetings.  A regular meeting of the Directors shall be held, without other notice than this Section, immediately after, and at the same place as, the annual meeting of the Members.  Additionally, the Directors may, by resolution, prescribe the time and place for holding regular meetings and may provide that such resolution constitutes notice thereof.  If the Directors do not prescribe the time and place for the holding of regular meetings, such regular meetings shall be held at the time and place specified in the notice of each such regular meeting.  Unless otherwise prescribed by statute, special meetings may be called by, or at the request of, the Chairman or any two (2) or more Directors.  The Directors may designate any location as the place of any regular or special meeting.  If no designation is made, the place of meeting shall be the principal office of the Company.

5.8           Notice.  Notice shall be given to each Director with respect to any special meeting of the Directors,  stating the date, time and place of the meeting.  Such notice shall be given at least two (2) days prior thereto and shall be in writing, unless oral notice is reasonable under the circumstances.  If mailed, such notice shall be deemed to be delivered on the earlier of five (5) days after deposit in the U.S. mail addressed to the Director’s address as shown on the Company’s records with postage prepaid, or upon receipt.  Any Director may waive notice of any meeting.  Except as provided in the next sentence, the waiver must be in writing, signed by the Director entitled to notice, and filed with the minutes relating to the action taken.  A Director’s attendance at a meeting shall constitute a waiver of notice of such meeting, except where such Director attends the meeting for the express purpose of objecting to the transaction of any business because the meeting was not lawfully called or convened.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Directors need be specified in the notice or waiver of notice of such meeting.

5.9           Conduct of Meeting.  All Directors, to the extent possible, shall personally attend all Directors meetings.  However, any Director may participate in any regular or special meeting by any means of communication by which all Directors participating may simultaneously hear each other during the meeting.  A Director participating in a meeting by this means is deemed to be present in person.

5.10           Quorum.  A majority of the duly elected and qualified Directors shall constitute a quorum for the transaction of business.  If less than a quorum is represented at a meeting, the Directors represented may adjourn the meeting and reschedule it for a later date without further notice.  At such adjourned and rescheduled meeting at which a quorum is present or represented, any business may be transacted which might have been transacted at the original meeting.  Directors present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of Directors to leave less than a quorum.

5.11           Manner of Acting; Informal Action.  Except as otherwise provided in this Agreement, the act of a majority of the Directors at a meeting at which a quorum is present shall be the act of the Directors.  Unless otherwise provided by law, any action required or permitted to be taken at a meeting of the Directors may be taken without a meeting if a consent in writing setting forth the action so taken is signed by all Directors entitled to vote with respect the subject matter thereof.

5.12           Presumption of Assent.  A Director present at a meeting shall be presumed to have assented to action taken, unless the dissent of such Director is entered in the minutes of the meeting or unless such Director files a written dissent to such action with the other Directors before the adjournment thereof or forwards such dissent by mail to the other Directors immediately after the adjournment thereof.  Such right to dissent shall not apply to a Director who voted in favor of an action.

5.13           Removal of Directors.  Members holding a Series of Units may remove a Director representing that Series of Units , with or without cause, at a meeting called for that purpose, if notice has been given that a purpose of the meeting is such removal.  In the case of a Director elected by a Member pursuant to Section 5.3, such Member may remove that Director at any time, with or without cause, by written consent of such Member.

5.14           Vacancies.  Any vacancy occurring in the Directors may be filled by the affirmative vote of a majority of the remaining Directors of the Series of Units that such vacant position serves to represent.  A Director elected to fill a vacancy shall be elected for the unexpired term of such Director’s predecessor in office.  Notwithstanding the foregoing, in the case of a vacancy with respect to a Director elected by a Member pursuant to Section 5.3, such Member shall appoint a replacement Director for the unexpired term of such Director’s predecessor in office.

5.15           Compensation.  The Directors shall have authority to establish reasonable compensation of all Directors for services to the Company as Directors, officers or otherwise, and to provide for reimbursement to Directors of their reasonable expenses of attending Directors’ meetings.

5.16           Committees; Authority.  The Directors may create such committees, and appoint such Directors to serve on them, as the Directors deem appropriate.  Each committee must have two (2) or more Directors, who serve at the pleasure of the Directors.  The creation of a committee, and the appointment of Directors to serve on it, must be approved by a majority of the Directors.  The procedural requirements for Director meetings under this Article V shall also apply to committee meetings.  Committees of the Directors may exercise only those aspects of the Directors’ authority which are expressly conferred by the Directors by express resolution.  Notwithstanding the foregoing, however, a committee may not, under any circumstances:  (i) apportion or authorize distributions; (ii) approve or propose any action for which the Act requires Member approval; (iii) elect Officers; (iv) fill vacancies of Directors or on any of its committees; (v) adopt, amend, or repeal the Articles or this Agreement; (vi) approve a plan of merger; (vii) authorize or approve the reacquisition of Units, except according to a formula or method prescribed by the Directors; or (ix) authorize or approve the issuance or sale or contract for sale of Units or determine the designation and relative rights, preferences, and limitations of a class or Series of Units.  After the election of a Series U Director in accordance with Section 5.3, all such committees shall include at least one (1) Series U Director, unless otherwise approved by Members holding Series U Units or if such appointment is otherwise prohibited by applicable law related to the independence of Directors.

5.17           Voting; Potential Financial Interest.  No Director shall be disqualified from voting on any matter solely by reason of such Director’s (or his/her Affiliate’s) potential financial interest in the outcome of such vote, provided that the nature of such potential financial interest was reasonably disclosed at the time of such vote.

5.18           Duties and Obligations of Directors.  The Directors shall take all actions which may be necessary or appropriate:  (i) for the continuation of the Company’s valid existence as a limited liability company under the laws of the State of Iowa and each other jurisdiction in which such existence is necessary to protect the limited liability of Members or to enable the Company to conduct the business in which it is engaged; and (ii) for the accomplishment of the Company’s purposes, including the acquisition, development, maintenance, preservation, and operation of Company Property in accordance with the provisions of this Agreement and applicable laws and regulations.  Each Director shall have the duty to discharge the foregoing duties in good faith and with the care an ordinarily prudent person in a like position would exercise under similar circumstances.  The Directors shall be under no other fiduciary duty to the Company or the Members to conduct the affairs of the Company in a particular manner.

5.19           Chairman and Vice Chairman.  Unless provided otherwise by a resolution adopted by the Directors, the Chairman shall be appointed by the Directors and preside at meetings of the Members and the Directors; shall see that all orders and resolutions of the Directors are carried into effect; may maintain records of and certify proceedings of the Directors and Members; and shall perform such other duties as may from time to time be prescribed by the Directors.  The Vice Chairman shall, in the absence or disability of the Chairman, perform the duties and exercise the powers of the Chairman and shall perform such other duties as the Directors or the Chairman may from time to time prescribe.  The Directors may designate more than one Vice Chairmen, in which case the Vice Chairmen shall be designated by the Directors so as to denote which is most senior in office.  Each Chairman or Vice Chairman shall be chosen from individuals serving as Directors.

5.20           President and Chief Executive Officer.  Until provided otherwise by a resolution of the Directors, the Chairman shall also act as the interim President and CEO of the Company (herein referred to as the “President”; the titles of President and CEO shall constitute a reference to one and the same office and Officer of the Company), and the Chairman may exercise the duties of the office of Chairman using any such designations.  The Directors shall appoint someone other than the Chairman as the President of the Company not later than the commencement of substantial operations of the Facilities, and such President shall perform such duties as the Directors may from time to time prescribe, including without limitation, the management of the day-to-day operations of the Facilities.

5.21           Chief Financial Officer.  Unless provided otherwise by a resolution adopted by the Directors, the Chief Financial Officer of the Company shall be the Treasurer of the Company and shall keep accurate financial records for the Company; shall deposit all monies, drafts, and checks in the name of and to the credit of the Company in such banks and depositories as the Directors shall designate from time to time; shall endorse for deposit all notes, checks, and drafts received by the Company as ordered by the Directors, making proper vouchers therefore; shall disburse Company funds and issue checks and drafts in the name of the Company as ordered by the Directors, shall render to the President and the Directors, whenever requested, an account of all such transactions as Chief Financial Officer and of the financial condition of the Company, and shall perform such other duties as may be prescribed by the Directors or the President from time to time.

5.22           Secretary; Assistant Secretary.  The Secretary shall attend all meetings of the Directors and of the Members and shall maintain records of, and whenever necessary, certify all proceedings of the Directors and of the Members.  The Secretary shall keep the required records of the Company, when so directed by the Directors or other person(s)  authorized to call such meetings, shall give or cause to be given notice of meetings of the Members and of meetings of the Directors, and shall also perform such other duties and have such other powers as the Chairman or the Directors may prescribe from time to time.  An Assistant Secretary, if any, shall perform the duties of the Secretary during the absence or disability of the Secretary.

5.23           Vice President.  The Company may have one or more Vice Presidents.  If more than one, the Directors shall designate which is most senior.  The most senior Vice President shall perform the duties of the President in the absence of the President.

5.24           Delegation.  Unless prohibited by a resolution of the Directors, the President, Chief Financial Officer, Vice President and Secretary (individually, an “Officer” and collectively, “Officers”) may delegate in writing some or all of the duties and powers of such Officer’s management position to other

 Persons. An Officer who delegates the duties or powers of an office remains subject to the standard of conduct for such Officer with respect to the discharge of all duties and powers so delegated.

5.25           Execution of Instruments.  All deeds, mortgages, bonds, checks, contracts and other instruments pertaining to the business and affairs of the Company shall be signed on behalf of the Company by (i) the Chairman; or (ii) when authorized by resolution(s) of the Directors, the President; or (iii) by such other person or persons as may be designated from time to time by the Directors.

5.26           Limitation of Liability; Indemnification.  To the maximum extent permitted under the Act and other applicable law, no Member, Director or Officer shall be personally liable for any debt, obligation or liability of the Company merely by reason of being a Member, Director or Officer.  Furthermore, to the maximum extent permitted under the Act, the liability of Directors and Officers shall be eliminated, and no Director or Officer shall be personally liable to the Company or its Members for monetary damages for, any action taken, or any failure to take action, as a Director or Officer, except for liability for any of the following:

(a)           The amount of a financial benefit received by the Director or Officer to which the Director or Officer is not entitled;

(b)           An intentional infliction of harm on the Company or its Members;

(c)           A violation of Section 807 of the Act;

(d)           An intentional violation of criminal law.

To the maximum extent permitted under the Act and other applicable law, the Company, its receiver, or its trustee (in the case of its receiver or trustee, to the extent of Company Property) shall indemnify, save and hold harmless, and pay all judgments and claims against each Director or Officer relating to any liability or damage incurred by reason of any act performed or omitted to be performed by such Director or Officer, in connection with the business of the Company, including reasonable attorneys’ fees incurred by such Director in connection with the defense of any action based on any such act or omission, which attorneys’ fees may be paid as incurred, including all such liabilities under federal and state securities laws as permitted by law.  To the maximum extent permitted under the Act and other applicable law, in the event of any action by a Unit Holder against any Director or Officer, including a derivative suit, the Company shall indemnify, save and hold harmless, and pay all costs, liabilities, damages and expenses of such Director or Officer, including reasonable attorneys’ fees incurred in the defense of such action.  Notwithstanding the foregoing provisions, no Director or Officer shall be indemnified by the Company to the extent prohibited or limited by the Act.  The Company may purchase and maintain insurance on behalf of any Director or Officer in his or her official capacity against any liability described in this Section, whether or not the Company would otherwise be required to indemnify such Director or Officer against such liability.

ARTICLE VI.  MEMBERSHIP UNITS; MEMBERS

6.1           Membership Units.  The authorized capital of the Company shall consist solely of the following classes of Units, having the rights, powers and preferences herein described:

(a)           The Company may issue Series A Units in such amounts, at such times, to such Persons and on such other terms and conditions as the Directors may determine.  Ownership of one or more Series A Units shall entitle a Member to the Membership Voting Interest, Membership Economic Interest and other rights and obligation expressly set forth in this Agreement.

(b)           The Company may issue Series B Units in such amounts, at such times, to such Persons and on such other terms and conditions as contained in this Agreement.  Ownership of one or more Series B Units shall entitle a Member to the Membership Voting Interest, Membership Economic Interest and other rights and obligation expressly set forth in this Agreement.

(c)           Subject to Section 5.6(d), the Company may issue Series C Units in such amounts, at such times, to such Persons and on such other terms and conditions as the Directors may determine.  Ownership of one or more Series C Units shall entitle a Member to the Membership Voting Interest, Membership Economic Interest and other rights and obligation expressly set forth in this Agreement.

(d)           The Company may issue Series U Units in such amounts, at such times, to such Persons and on such other terms and conditions as contained in this Agreement.  Ownership of one or more Series U Units shall entitle a Member to the Membership Voting Interest, Membership Economic Interest and other rights and obligations expressly set forth in this Agreement.

(e)           Other than as expressly set forth in this Agreement, Series A Units, Series B Units, Series C Units and Series U Units shall have identical rights.  Except as provided in the following sentence, the special rights pertaining to Series B Units as set forth in Sections 5.6(c) and 9.11 shall remain in effect so long as the original Holder of the Series B Units and its Affiliates continue to own all Series B Units originally purchased by them.  From and after May 1, 2011, the original Holder of the Series B Units and its Affiliates may sell up to 15% per annum (on a cumulative basis) of the Series B Units originally purchased without terminating the special rights pertaining to Series B Units as set forth in Sections 5.6(c) and 9.11; provided, however, that once the original Holder of Series B Units and its Affiliates hold 25% or less of the Series B Units originally purchased, such Units shall be automatically converted to Series A Units.  It is further provided that Series B Units transferred from the original Holder and its Affiliates shall be automatically converted into and re-issued as Series A Shares upon transfer.  The provisions of the preceding three sentences of this Section 6.1(c) shall not apply to transfers of Series B Units among the original Holder of the Series B Units and its Affiliates.

(f)           Series C Units transferred from the original Holders and their Affiliates shall be automatically converted into and re-issued as Series A Units upon transfer; further, that if the total of Series C Units that are held by the original Holders of the Series C Units and their Affiliates is less than eight-hundred thirty-three (833), all Series C Units shall be automatically converted to Series A Units.  This provision shall not apply to transfers of Series C Units among the original Holders of the Series C Units and their Affiliates.

(g)           Notwithstanding anything contained in this Agreement to the contrary, Bunge may Transfer all or any portion of its Series U Units and such Transfer shall be deemed to be a Permitted Transfer and shall not require the approval by the Directors as long as such Transfer meets the requirements of Section 2.1 and Section 3.1 of the Unit Transfer Policy (as such Policy is in effect as of the Effective Date).

(h)           Additional and different classes of Membership Interests represented by different Units may be created and issued to new or existing Members on such terms and conditions as the Directors may determine.  Such additional and different classes may have different rights, powers and preferences (including, without limitation, voting rights and distribution preferences), which may be superior to those of existing Members. In the event of creation of additional Membership Interests, Exhibit A shall be updated as necessary by the Directors to reflect such Membership Interests and the Directors shall amend this Agreement, and the Members hereby consent to the amendment hereof, to reflect (a) the sale of additional Membership Interests with such terms as the Board of Managers shall deem appropriate, (b) the admission of additional Members. Except as expressly set forth in this Agreement, Members shall have no preemptive rights to acquire additional or newly created Units.

6.2           Certificates; Surrender for Transfer.  Certificates representing Units shall be in such form as shall be determined by the Directors, in their discretion.  If a certificate is lost, destroyed or mutilated, a new one may be issued upon such terms and indemnity to the Company as the Directors may prescribe.  No new certificate shall be issued until the former certificate for a like number of Units has been surrendered and canceled.

6.3           Members.  Each Person who desires to become a Member must complete and execute a signature page to this Agreement in the form of Exhibit “B” attached hereto and such other documents as may be required by the Directors.  Membership Interests and Units of the Members shall be set forth on Exhibit “A” to this Agreement, as amended from time to time.

6.4           Additional Members.  Subject to the provisions of Sections 5.6(c), 5.6(e) and 9.10, no Person shall become a Member without the approval of the Directors.  The Directors may refuse to admit any Person as a Member in their sole discretion.  Any such admission must comply with the requirements described in this Agreement and will be effective only after such Person has executed and delivered to the Company such documentation as determined by the Directors to be necessary and appropriate to effect such admission.  All Members acknowledge that the admission of additional Members may result in a dilution of a Member’s Membership Interest.  Prior to admission as a Member, a prospective Member shall agree in writing to be bound by this Agreement and shall execute and deliver to the Company an Addendum to this Agreement in the form of Exhibit “B” attached hereto.  Upon the execution of such Addendum, such additional Member shall be deemed to be a party to this Agreement as if such additional Member had executed this Agreement on the original date hereof, and shall be bound by all of the provisions set forth herein.

6.5           Members’ Voting Rights.  Each Member holding Series A Units shall be entitled to one (1) vote for each Series A Unit registered in the name of such Member (as shown in the Unit Holder Register) as to any matter for which a Member holding Series A Units is entitled to vote under this Agreement or the Act.  Each Member holding Series B Units shall be entitled to one (1) vote for each Series B Unit registered in the name of such Member (as shown in the Unit Holder Register) as to any matter for which a Member holding Series B Units is entitled to vote under this Agreement or the Act.  Each Member holding Series C Units shall be entitled to one (1) vote for each Series C Unit registered in the name of such Member (as shown in the Unit Holder Register) as to any matter for which a Member holding Series C Units is entitled to vote under this Agreement or the Act.  Each Member holding Series U Units shall be entitled to one (1) vote for each Series U Unit registered in the name of such Member (as shown in the Unit Holder Register) as to any matter for which a Member holding Series U Units is entitled to vote under this Agreement or the Act.  Unless a matter is expressly reserved in this Agreement for the vote or approval of a particular class of Units, each Member holding Units (regardless of class) shall be entitled to vote thereon, with each Member entitled to one (1) vote for each Unit registered in the name of such Member (as shown in the Unit Holder Register).  Members do not have cumulative voting rights as to any matter.  Except as otherwise expressly provided for in this Agreement, Members shall not have any right or power to take part in the management or control of the Company or its business and affairs or to act for or bind the Company in any way.

6.6           Member Meetings.  Meetings of the Members shall be called by the Directors, and shall be held at the principal office of the Company or at such other place as shall be designated by the Person calling the meeting.  Members representing an aggregate of not less than thirty percent (30%) of the Membership Voting Interests may also in writing demand that the Directors call a meeting of the Members.  A regular meeting (or annual  meeting) of the Members shall be held not less than once per Fiscal Year.  Only such business shall be conducted at an annual meeting of Members as shall have been brought before the meeting in accordance with the procedures set forth in Section 6.11 below.  The presiding Officer of the annual meeting shall have the power and the duty, if the facts warrant, to determine that business proposed to be brought before the meeting has not been made in accordance with the procedures set forth in Section 6.11 below, and if so determined, the proposed business shall be disregarded.

6.7           Place of Meeting.  The Directors, or in the absence of action by the Directors, the Chairman, may designate any place as the place for any meeting of the Members, unless by written consents, a majority of all Members entitled to vote at the meeting designate a different place for the holding of such meeting.  If no designation is made by the Directors, the Chairman or by unanimous action of the Members, the place of meetings shall be at the principal office of the Company.

6.8           Conduct of Meetings.  Subject to the discretion of the Directors, the Members may participate in any Member meeting by means of telephone conference or similar means of communication by which all participants in the meeting can hear and be heard by all other participants.

6.9           Notice.  Written notice stating the place and time of any annual or special Member meeting shall be delivered or mailed not less than five (5) nor more than sixty (60) days prior to the meeting date, to each Member of record entitled to vote at such meeting as of the close of business on the day before said notice is delivered or mailed.  Such notices shall be deemed to be effective upon the earlier of:  (i) deposit postage-prepaid in the U.S. mail, addressed to the Member at the Member’s address as it appears on the Unit Holder Register, or such other address as may have been provided in writing to the Company by a Member; (ii) the date shown on the return receipt if sent by registered or certified mail, return receipt requested; or (iii) actual receipt.

6.10           Contents of Notice.  The notice of each Member meeting shall include a description of the purpose(s) for which the meeting is called.  If a purpose of any Member meeting is to consider:  (i) a proposed amendment to or restatement of the Articles or Operating Agreement requiring Member approval; (ii) a plan of merger or share exchange; (iii) the sale, lease, exchange or other disposition of all, or substantially all of the Company’s Property; (iv) the dissolution of the Company; or (v) removal of a Director, then the notice must so state and must be accompanied, as applicable, by a copy or summary of the (1) amendment(s) to the Articles or Operating Agreement, (2) plan of merger or share exchange, (3) documents relating to the transaction for the disposition of all the Company’s Property, and/or (4) plan and Articles of Dissolution.

6.11           Order of Business.

(a)           At an annual meeting of the Members, only such business will be conducted or considered as is properly brought before the annual meeting. To be properly brought before an annual meeting, business must be (i) specified in the notice of the annual meeting (or any supplement thereto) given in accordance with Sections 6.9 and 6.10 of this Agreement, (ii) otherwise properly brought before the annual meeting by the presiding Officer or by or at the direction of a majority of the Directors, or (iii) otherwise properly requested to be brought before the annual meeting by a Member of the Company in accordance with Sections 6.11(b) and 6.11(c) below.

(b)           For business to be properly requested by a Member to be brought before an annual meeting (other than business relating to the nomination or election of Directors, which is governed exclusively by Section 5.3(e) of this Agreement), (i) the Member must be a Member of the Company of record at the time of the giving of the notice for such annual meeting provided for in accordance with this Agreement, (ii) the Member must be entitled to vote at such meeting, (iii) the Member must have given timely notice thereof in writing to the Company in accordance with the provisions of this Section 6.11(b), and (iv) if the Member, or the beneficial owner on whose behalf any business is brought before the meeting, has provided the Company with a Proposal Solicitation Notice, as that term is defined in this Section 6.11(c) below, such Member or beneficial owner must have delivered a proxy statement and form of proxy to the holders of at the least the percentage of Units entitled to vote required to approve such business that the Member proposes to bring before the annual meeting and included in such materials. To be timely, a Member’s notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 90 calendar days nor greater than 120 calendar days prior to the first anniversary of the date of the immediately preceding year’s annual meeting of Members; provided, however, that if the date of the annual meeting is advanced more than 30 calendar days prior to or delayed by more than 30 calendar days after the anniversary of the preceding year’s annual meeting, notice by the Member to be timely must be so delivered not later than the close of business on the later of (A) the 90th calendar day prior to such annual meeting and (B) the 10th calendar day following the day on which public disclosure of the date of such meeting is first made. In no event shall the public disclosure of an adjournment of an annual meeting commence a new time period for the giving of a Member’s notice as described above.

(c)           A Member’s notice to the Company must set forth as to each matter the Member proposes to bring before the annual meeting (A) a description in reasonable detail of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (B) the name and address, as they appear on the Company’s books, of the Member proposing such business and the beneficial owner, if any, on whose behalf the proposal is made, (C) the class and series and number of Units that are owned beneficially and of record by the Member proposing such business and by the beneficial owner, if any, on whose behalf the proposal is made, (D) a description of all arrangements or understandings among such Member and any other Person or Persons (including their names) in connection with the proposal of such business by such Member and any material interest of such Member in such business, (E) whether either such Member or beneficial owner intends to deliver a proxy statement and form of proxy to holders of at least the percentage of Units entitled to vote required to approve the proposal (an affirmative statement of such intent, a “Proposal Solicitation Notice”), and (F) a representation that such Member intends to appear in Person or by proxy at the annual meeting to bring such business before the annual meeting. Notwithstanding the foregoing provisions of this Section 6.11 a Member must also comply with all applicable requirements of the Exchange Act with respect to matters set forth in this Section 6.11). Nothing in this Section 6.11 will be deemed to affect any rights of Members to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act

6.12           Adjourned Meetings.  If any Member meeting is adjourned to a different date, time or place, notice need not be given of the new date, time or place, if the new date, time and place is announced at the meeting before adjournment; provided that, if a new record date for the adjourned meeting is or must be fixed, then notice must be given to new Members as of the new record date.

6.13           Waiver of Notice.  Whenever any notice is required to be given to any Member under the Act, the Articles or this Agreement, a waiver in writing, signed by such Member shall be deemed equivalent to the giving of such notice.  Furthermore, a Member’s attendance at a meeting waives any objection that the Member might otherwise raise based on lack of notice or defective notice, unless the Member:  (i) objects at the outset of the meeting; or (ii) in the case of an objection claiming that consideration of a particular matter is not within the purposes described in the meeting notice, objects at the time such matter is presented, and in either case, thereafter does not participate in the meeting.

6.14           Fixing of Record Date.  For purposes of determining the Members entitled to notice of, or to vote at, any Member meeting or any adjournment thereof, or for purposes of determining the Members entitled to receive payment of any distribution, or in order to make a determination of the Members for any other purpose, the Directors may provide that the Unit Transfer books shall be closed for a stated period, not to exceed sixty (60) days.  If the Unit Transfer books shall be closed for such purpose, such books shall be closed for at least ten (10) days immediately preceding such meeting.  In lieu of closing the Unit Transfer books, the Directors may fix in advance a date as the record date for any such determination of Members, such date in any case to be not more than sixty (60) days, and in case of a meeting of Members not less than ten (10) days, prior to the date on which the particular action requiring such determination is to be taken.  If the Unit Transfer books are not closed and no record date is fixed for the determination, the date on which notice of the meeting is mailed or the date on which the resolution of the Directors declaring a dividend is adopted, as the case may be, shall be the record date for such determination.  When a determination of Members entitled to vote at any meeting of the Members has been made as provided in this Section, such determination shall apply to any adjournment thereof, unless the Directors fix a new record date, which it must do if the meeting is adjourned to a date more than one hundred twenty (120) days after the date fixed for the original meeting.

6.15           Quorum and Proxies.  The presence (in person or by proxy or mail ballot) of Members representing at least twenty five percent (25%) of the Membership Voting Interests is required for the transaction of business at a meeting of the Members.  Voting by proxy or by mail ballot shall be permitted on any matter if authorized by the Directors.

6.16           Voting; Action by Members.  If a quorum is present, the affirmative vote of a majority of the Membership Voting Interests represented at the meeting and entitled to vote on the matter (including units represented in person, by proxy or by mail ballot when authorized by the Directors) shall constitute the act of the Members, unless the vote of a greater or lesser proportion or numbers is otherwise required by this Agreement.

6.17           Continuation of the Company.  The Company shall not be dissolved upon the occurrence of any event that is deemed to terminate the continued membership of a Member, but rather the Company shall continue without dissolution, and its affairs shall not be required to be wound up.

6.18           No Member Right of Redemption or Return of Capital.  Except as otherwise provided in this Agreement or the Act, no Member or transferee of any Member shall have any right to demand or receive a return of his/her/its Capital Contribution or to require the redemption of his/her/its Units.

6.19           Waiver of Dissenters Rights.  To the fullest extent permitted by the Act, each Member hereby disclaims, waives and agrees not to assert:  (i) any dissenters’ or similar rights under the Act; (ii) any right to require partition or appraisal of the Company or of any of its assets, or to cause the sale of any Company Property; or (iii) any right to maintain any action for partition or to compel any sale with respect to such Member’s Units, or with respect to any Company Property.

6.20           Loans.  Any Member or Affiliate may, with the consent of the Directors, lend or advance money to the Company, in which case the amount of any such loan or advance shall not be treated as a contribution to the capital of the Company but rather shall be a debt due from the Company, repayable out of the Company’s cash, and shall have such other terms as approved by the Directors.  None of the Members or their Affiliates shall be obligated to make any loan or advance to the Company.

6.21           Actions Without a Meeting by Members Holding Series B Units.  Any action required or permitted to be taken at a meeting of the Members holding Series B Units may be taken without a meeting, without notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by Members holding the number of Series B Units required to approve such action.  Such consent will have the same force and effect as a vote of such Members.  The signed consent will be placed by the Secretary of the Company in the Company’s corporate records.

6.22           Actions Without a Meeting by Members Holding Series U Units.  Any action required or permitted to be taken at a meeting of the Members holding Series U Units may be taken without a meeting, without notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by Members holding the number of Series U Units required to approve such action.  Such consent will have the same force and effect as a vote of such Members.  The signed consent will be placed by the Secretary of the Company in the Company’s corporate records.

ARTICLE VII.  ACCOUNTING, BOOKS AND RECORDS

7.1           Accounting, Books and Records; Audit Rights.  The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in accordance with GAAP.  The books and records shall reflect all Company transactions and shall be appropriate and adequate for the Company’s business.  The Company shall maintain at its principal place of business:  (i) a current list of the full name and last known address of each Member and Assignee set forth in alphabetical order, together with the Capital Contributions, Capital Account and Units of each Member and Assignee; (ii) the full name and  address of each Director; (iii) a copy of the Articles and any and all amendments thereto, together with executed copies of any powers of attorney pursuant to which the Articles or any amendments thereto have been executed; (iv) copies of the Company’s federal, state and local income tax and information returns and reports, if any, for the six (6) most recent taxable years; (v) a copy of this Agreement and any and all amendments hereto, together with executed copies of any powers of attorney pursuant to which this Agreement or any amendments hereto have been executed; and (vi) copies of the financial statements of the Company, if any, for the six (6) most recent Fiscal Years.  The Company shall use the accrual method of accounting in the preparation of its financial reports and for tax purposes and shall keep its books and records accordingly.  Upon reasonable advance notice, the books and records of the Company may be audited by an authorized representative of a Member holding Series B Units or Series U Units at reasonable times during the term of this Agreement and for one (1) year following termination of this Agreement.  Any such audit shall be at Member’s expense and shall be conducted at the Company’s offices during its regular working hours.  Such Member’s representative shall be allowed to make and retain copies of such books and records.

7.2           Delivery to Members and Inspection.  Any Member or such Member’s designated representative shall have reasonable access during normal business hours to the information and documents kept by the Company pursuant to Section 7.1 of this Agreement.  The rights granted to a Member pursuant to this Section 7.2 are expressly subject to compliance by such Member with the safety, security and confidentiality procedures and guidelines of the Company, as such procedures and guidelines may be amended from time to time.  Upon the request of any Member for purposes reasonably related to such Member’s interest as a Member, the Directors shall promptly deliver to the requesting Member, at the expense of the requesting Member, a copy of the information required to be maintained under Section 7.1 of this Agreement.  Each Member has the right, upon reasonable request for purposes reasonably related to such Member’s interest as a Member and for proper purposes, to:  (i) inspect and copy during normal business hours any of the Company records described in Section 7.1 of this Agreement; and (ii) obtain from the Directors, promptly after their becoming available, copies of the Company’s federal, state and local income tax and information returns for each Fiscal Year.  Each Assignee shall have the right to information regarding the Company only to the extent required by the Act.

7.3           Reports.  The Chief Financial Officer of the Company shall be responsible for causing the preparation of financial reports of the Company and the coordination of financial matters of the Company with the Company’s accountants.  The Company shall cause to be delivered to each Member the financial statements listed below, prepared, in each case (other than with respect to Member’s Capital Accounts, which shall be prepared in accordance with this Agreement) in accordance with GAAP consistently applied.  Delivery of the financial statements shall occur as soon as practicable following the end of each

Fiscal Year and the first three fiscal quarters of each such Fiscal Year (and in any event not later than ten days prior to the date that an “accelerated filer” is required to file its annual report on Form 10-K or its quarterly report on Form 10-Q for the particular Fiscal Year or fiscal quarter, as the case may be, under the rules of the U.S. Securities and Exchange Commission), and at such time as distributions are made to the Unit Holders pursuant to Article X of this Agreement following the occurrence of a Dissolution Event.  The financial statements shall consist of a balance sheet of the Company as of the end of such Fiscal Year and the related statements of operations, Unit Holders’ Capital Accounts and changes therein, and cash flows for such Fiscal Year or fiscal quarter, together with appropriate notes to such financial statements and supporting schedules. The Company’s financial statements for each Fiscal Year shall be audited and certified by the Company’s accountants, and in each case setting forth in comparative form the corresponding figures for the immediately preceding Fiscal Year end (in the case of the balance sheet) and the two (2) immediately preceding Fiscal Years (in the case of the statements).  Public access to the financial statements through either the Company’s or the Securities and Exchange Commission’s website shall constitute delivery pursuant to this Section 7.3.

7.4           Tax Matters.  The Directors shall, without any further consent of the Unit Holders being required (except as specifically required herein), make any and all elections for federal, state, local and foreign tax purposes as the Directors shall determine appropriate and shall have the right and authority to represent the Company and the Unit Holders before taxing authorities or courts of competent jurisdiction in tax matters affecting the Company or the Unit Holders in their capacities as Unit Holders, and to file any tax returns and execute any agreements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the Unit Holders with respect to such tax matters or otherwise affect the rights of the Company and the Unit Holders.  The Directors shall designate a Person to be specifically authorized to act as the “Tax Matters Member” under the Code and in any similar capacity under state or local law; provided, however, that the Directors shall have the authority to designate, remove and replace the Tax Matters Member who shall act as the tax matters partner within the meaning of and pursuant to Regulations Sections 301.6231(a)(7)-1 and -2 or any similar provision under state or local law.  The Tax Matters Member shall receive no compensation for its services.  All third-party costs and expenses incurred by the Tax Matters Member in performing its duties as such (including legal and accounting fees and expenses) shall be borne by the Company.  Nothing herein shall be construed to restrict the Company from engaging an accounting firm to assist the Tax Matters Member in discharging its duties hereunder.  Necessary tax information shall be delivered to each Unit Holder as soon as practicable after the end of each Fiscal Year, but not later than three (3) months after the end of each Fiscal Year.

7.5           Withholding.           Each Unit Holder hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Unit Holder any amount of federal, state, local or foreign taxes that the Directors determine that the Company is required to withhold or pay with respect to any amount distributable or allocable to such Unit Holder pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Company pursuant to Code Section 1441, Code Section 1442, Code Section 1445 or Code Section 1446.  Any amount paid on behalf of or with respect to a Unit Holder shall constitute a loan by the Company to such Unit Holder, which loan shall be repaid by such Unit Holder within fifteen (15) days after notice from the Company that such payment must be made unless (i) the Company withholds such payment from a distribution that would otherwise be made to the Unit Holder or (ii) the Directors determine, in their sole and absolute discretion, that such payment may be satisfied out of the available funds of the Company that would, but for such payment, be distributed to the Unit Holder.  Each Unit Holder hereby unconditionally and irrevocable grants to the Company a security interest in such Unit Holder’s Units to secure such Unit Holder’s obligation to pay to the Company any amounts owed to the Company pursuant to this Section 7.5.  In the event that a Unit Holder fails to pay any amounts owed to the Company when due, the Directors may, in their sole and absolute discretion, elect to make the payment to the Company on behalf of such defaulting Unit Holder, and in such event shall be deemed to have loaned such amount to such defaulting Unit Holder and shall succeed to all rights and remedies of the Company as against such defaulting Unit Holder (including, without limitation, the right to receive distributions).  Any amounts payable by a Unit Holder hereunder shall bear interest at the prime rate as reported in The Wall Street Journal (but not higher than the maximum lawful rate) from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full.  Each Unit Holder shall take such action as the Company or the Directors shall request in order to perfect or enforce the security interest created hereunder.

ARTICLE VIII.  AMENDMENTS

8.1           Amendments.  Amendments to this Agreement may be proposed by the Directors.  Following any such proposal, the Directors shall submit to the Members a verbatim statement of any proposed amendment (provided that counsel for the Company shall have approved of the same in writing as to form), and the Directors shall include therewith a recommendation as to the proposed amendment.  The Directors shall seek the written vote of the Members on the proposed amendment or shall call a meeting to vote thereon and to transact any other business that it may deem appropriate.  Subject to the provision of Sections 5.6(c), 5.6(d) and 5.6(e), a proposed amendment shall be adopted and be effective as an amendment to this Agreement only if approved by the affirmative vote of a majority of the Membership Voting Interests represented at a Member meeting at which a quorum of the Members is present.  Notwithstanding any provision of this Section 8.1 to the contrary, this Agreement shall not be amended without the consent of each Member adversely affected if such amendment would modify the limited liability of a Member.

ARTICLE IX.  TRANSFERS

9.1           General Restrictions. The Directors shall not approve, and the Company shall not recognize for any purpose, any purported Transfer of Units (other than Transfers of Units to an Affiliate of an existing Member, which shall be automatically deemed to be approved by the Directors and recognized by the Company) unless and until the Transfer Restrictions, consisting of the provisions of this Article and the Unit Transfer Policy, have been satisfied or the Directors have by resolution specifically waived any unsatisfied provision, condition or restriction. A Transfer of Units approved by the Directors (including those Transfers to an Affiliate of an existing Member as set forth above) that satisfies the provisions and conditions of the Transfer Restrictions (or if any unsatisfied condition is waived), shall be referred to in this Agreement as a “Permitted Transfer.”

9.2           Not Binding Until Entered in Company Books. A Transfer of Units (other than Transfers of Units to an Affiliate of an existing Member, which shall be automatically deemed approved by the Directors and recognized by the Company) is not binding on the Company without the approval of the Directors and direction by the Directors to enter the Transfer in the books and records of the Company.

9.3           Pledge of Units Allowed. Notwithstanding the Transfer Restrictions, a Unit Holder may pledge, grant a Lien on all or any portion of its Units as security for the payment of debt, provided that a subsequent foreclosure or transfer to the secured party in lieu of foreclosure or otherwise shall be considered a Transfer.

9.4           Prohibited Transfers.  Any purported Transfer of Units that is not a Permitted Transfer shall be null and void and of no force or effect whatsoever; provided that, if the Company is required to recognize a Transfer that is not a Permitted Transfer (or if the Directors, in their sole discretion, elect to recognize a Transfer that is not a Permitted Transfer):  (i) the transferee’s rights shall be strictly limited to the transferor’s Membership Economic Interests associated with such Units; and (ii) the Company may offset against such Membership Economic Interests (without limiting any other legal or equitable rights of the

Company) any debts, obligations or liabilities for damages that the transferor or transferee may have to the Company.

9.5           Indemnification.  If a Transfer or attempted Transfer of Units is not a Permitted Transfer, the Unit Holder and the prospective transferee engaging or attempting to engage in the Transfer is liable to and shall indemnify and hold harmless the Company and the other Unit Holders from all cost, liability, and damage that the Company and any of the other Unit Holders may incur (including incremental tax liabilities, lawyers’ fees and expenses) as a result of the Transfer or attempted Transfer and efforts to prohibit the transfer or enforce the indemnity.

9.6           Transferee Subject to Transfer Restrictions. Units held by a transferee are subject to the Transfer Restrictions subsequent to a transfer permitted under this Article.

9.7           Unit Transfer Policy. The Unit Transfer Policy shall be consistent with this Agreement and impose conditions and restrictions on Transfers to: (1) preserve the tax status of the Company; (2) comply with state or federal securities laws; (3) require appropriate information from the transferor and transferee regarding the transfer; (4) require representations from the transferor and/or transferee regarding the Transfer; and (5) allow the Directors to determine whether or not the transferee is a competitor of the Company or the Company’s Affiliates. The Unit Transfer Policy also shall state the permitted method and conventions that shall be used in allocating Profits, Losses, and each item of Profits, and Losses and all other items attributable between the transferor and the transferee. The Unit Transfer Policy is attached as Exhibit “C,” and incorporated as part of this Agreement. Subject to the provisions of Sections 5.6(c)(ii) and 5.6(e)(ii), the Unit Transfer Policy may be amended by the Directors without Member approval.

9.8           No Dissolution or Termination.  The Transfer of Units pursuant to the terms of this Article IX shall not dissolve or terminate the Company.  No Member shall have the right to have the Company dissolved or to have such Member’s Capital Contribution returned except as provided in this Agreement.

9.9           Rights of Unadmitted Assignees.  A Person who acquires Units but who is not admitted as a Substitute Member pursuant to Section 9.10 of this Agreement shall be entitled only to the Membership Economic Interests with respect to such Units in accordance with this Agreement, and shall not be entitled to the Membership Voting Interests with respect to such Units.  In addition, such Person shall have no right to any information or accounting of the affairs of the Company except as required by the Act, shall not be entitled to inspect the books or records of the Company, and shall not have any of the other rights of a Member under the Act or this Agreement.

9.10           Admission of Substitute Members.   Subject to the provisions of Sections 5.6(c) and 5.6(e), as to Permitted Transfers, a transferee of Units shall be admitted as a substitute Member provided that such transferee has complied with the following provisions:

(a)           The transferee shall, by written instrument in form and substance reasonably satisfactory to the Directors, agree to be bound by all of the terms and provisions of this Agreement, and assume the obligations of the transferor Member hereunder with respect to the Transferred Units.

(b)           The transferee shall pay for or reimburse the Company for all reasonable legal, filing and publication costs incurred in connection with the admission of the transferee as a Member.

(c)           Except in the case of a Transfer involuntarily by operation of law, if required by the Directors, the transferee shall deliver to the Company evidence of his/her/its authority to become a Member.

(d)           The transferee and transferor shall each execute and deliver such other instruments as the Directors reasonably deem necessary or appropriate in connection with such Transfer.

9.11           Preemptive Rights of Series B Unit Holders.

(a)           Each Member holding Series B Units shall have the right to purchase such Member’s Pro Rata Share of any New Securities that the Company may from time to time issue after the Effective Date.  Such Member’s “Pro Rata Share” for purposes of this right is the ratio of (i) the number of Series B Units held by the Member to (ii) the total number of Units of the Company then outstanding.

(b)           If the Company proposes to undertake an issuance of New Securities, it shall give to each Holder of Series B Units written notice of its intention to issue New Securities (the “Notice”), describing the type of New Securities and the price and the general terms upon which the Company proposes to issue such New Securities.  Each Holder of Series B Units shall have ten (10) business days from the date of actual receipt of any such Notice to agree in writing to purchase up to such Holder’s Pro Rata Share of such New Securities for the price and upon the general terms specified in the Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Holder’s Pro Rata Share).  Such Units shall be issued as Series B Units.  If any Holder of Series B Units fails to so agree in writing within such ten (10) day period to purchase such Holder’s full Pro Rata Share of an offering of New Securities, then such Holder shall forfeit the right hereunder to purchase that part of its Pro Rata Share of such New Securities that such Holder did not so agree to purchase.

9.12           Preemptive Rights of Series U Unit Holders.

(a)           Each Member holding Series U Units shall have the right to purchase such Member’s Pro Rata Share of any New Securities or any other Series of Units or equity securities that the Company may from time to time issue after the Effective Date.  Such Member’s “Pro Rata Share” for purposes of this right is the ratio of (i) the number of Units (of any series) held by the Member to (ii) the total number of Units of the Company then outstanding.

(b)           If the Company proposes to undertake an issuance of New Securities or any other Series of Units or equity securities, it shall give to each Holder of Series U Units written notice of its intention to issue such securities (the “Series U Notice”), describing the type of securities and the price and the general terms upon which the Company proposes to issue such securities.  Each Holder of Series U Units shall have ten (10) business days from the date of actual receipt of any such Series U Notice to agree in writing to purchase up to such Holder’s Pro Rata Share of such securities for the price and upon the general terms specified in the Series U Notice by giving written notice to the Company and stating therein the quantity of securities to be purchased (not to exceed) such Holder’s Pro Rata Share).  If any Holder of Series U Units fails to so agree in writing within such ten (10) business day period to purchase such Holder’s full Pro Rata Share of an offering of such securities, then such Holder shall forfeit the right hereunder to purchase that part of its Pro Rata Share of such securities that such Holder did not so agree to purchase.

ARTICLE X.  DISSOLUTION AND WINDING UP

10.1           Dissolution.  The Company shall dissolve and shall commence winding up and liquidating upon the first to occur of any of the following (each a “Dissolution Event”):  (i) the affirmative vote of a the members as required by Section 5.6(b) to dissolve, wind up and liquidate the Company; or (ii) the entry of a decree of judicial dissolution pursuant to the Act.  The Members hereby agree that, notwithstanding any provision of the Act, the Company shall not dissolve prior to the occurrence of a Dissolution Event.

10.2           Winding Up.  Upon the occurrence of a Dissolution Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and Members; and no Member shall take any action that is inconsistent with, or not necessary to or appropriate for, winding up of the Company’s business and affairs.  Notwithstanding any provision in this Agreement to the contrary, the Members acknowledge and agree that all covenants and obligations set forth this Agreement shall continue to be fully binding upon the Members until such time as the Property has been distributed pursuant to this Section 10.2 and Articles of Dissolution have been filed pursuant to the Act.  The Liquidator shall be responsible for overseeing the prompt and orderly winding up and dissolution of the Company.  The Liquidator shall take full account of the Company’s liabilities and Property and shall cause the Property or the proceeds from the sale thereof (as determined pursuant to Section 10.8 of this Agreement), to the extent sufficient therefor, to be applied and distributed, to the maximum extent permitted by law, in the following order:  (i) first, to creditors (including Members and Directors who are creditors, to the extent otherwise permitted by law) in satisfaction of all of the Company’s Debts and other liabilities (whether by payment or the making of reasonable provision for payment thereof), other than liabilities for which reasonable provision for payment has been made; and (ii) second, except as provided in this Agreement, to Members in satisfaction of liabilities for distributions pursuant to the Act; (iii) third, the balance, if any, to the Unit Holders in accordance with the positive balance in their Capital Accounts calculated after making the required adjustment set forth in clause (ii)(C) of the definition of Gross Asset Value in Section 1.10 of this Agreement, after giving effect to all contributions, distributions and allocations for all periods.

10.3           Compliance with Certain Requirements of Regulations; Deficit Capital Accounts.  In the event the Company is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), distributions shall be made pursuant to this Article X to the Unit Holders who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2).  If any Unit Holder has a deficit balance in such Member’s Capital Account (after giving effect to all contributions, distributions and allocations for all Fiscal Years, including the Fiscal Year during which such liquidation occurs), such Unit Holder shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.  In the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Unit Holders pursuant to this Article X may be:  (i) distributed to a trust established for the benefit of the Unit Holders for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company, in which case the assets of any such trust shall be distributed to the Unit Holders from time to time, in the reasonable discretion of the Liquidator, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Unit Holders pursuant to Section 10.2 of this Agreement; or (b) withheld to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, provided that such withheld amounts shall be distributed to the Unit Holders as soon as practicable.

10.4           Deemed Distribution and Recontribution.  Notwithstanding any other provision of this Article X, in the event the Company is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) but no Dissolution Event has occurred, the Property shall not be liquidated, the Company’s Debts and other liabilities shall not be paid or discharged, and the Company’s affairs shall not be wound up.

10.5           Rights of Unit Holders.  Except as otherwise provided in this Agreement, each Unit Holder shall look solely to the Property of the Company for the return of such Unit Holder’s Capital Contribution and shall have no right or power to demand or receive Property other than cash from the Company.  If the assets of the Company remaining after payment or discharge of the debts or liabilities of the Company are insufficient to return such Capital Contribution, the Unit Holders shall have no recourse against the Company or any other Unit Holder or Directors.

10.6           Allocations During Period of Liquidation.  During the period commencing on the first day of the Fiscal Year during which a Dissolution Event occurs and ending on the date on which all of the assets of the Company have been distributed to the Unit Holders pursuant to Section 10.2 of this Agreement (the “Liquidation Period”), the Unit Holders shall continue to share Profits, Losses, gain, loss and other items of Company income, gain, loss or deduction in the manner provided in Article III of this Agreement.

10.7           Character of Liquidating Distributions.  All payments made in liquidation of the interest of a Unit Holder shall be made in exchange for the interest of such Unit Holder in Property pursuant to Section 736(b)(1) of the Code, including the interest of such Unit Holder in Company goodwill.

10.8           The Liquidator.  The “Liquidator” shall mean a Person appointed by the Directors to oversee the liquidation of the Company.  Upon the consent of a majority of the Membership Voting Interests, the Liquidator may be the Directors.  The Company is authorized to pay a reasonable fee to the Liquidator for its services performed pursuant to this Article X and to reimburse the Liquidator for its reasonable costs and expenses incurred in performing those services.  The Company shall indemnify, save harmless, and pay all judgments and claims against such Liquidator and any officers, directors, agents and employees of the Liquidator relating to any liability or damage incurred by reason of any act performed or omitted to be performed by the Liquidator, or any officers, directors, agents or employees of the Liquidator in connection with the liquidation of the Company, including reasonable attorneys’ fees incurred in connection with the defense of any action based on any such act or omission, which attorneys’ fees may be paid as incurred, except to the extent such liability or damage is caused by fraud, intentional misconduct, or a knowing violation of the laws which was material to the cause of action.

10.9           Forms of Liquidating Distributions.  For purposes of making distributions required by Section 10.2 of this Agreement, the Liquidator may determine whether to distribute all or any portion of the Property in-kind or to sell all or any portion of the Property and distribute the proceeds therefrom.

ARTICLE XI.  MISCELLANEOUS

11.1           Notices.  Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be deemed to have been delivered, given, and received for all purposes (i) if delivered personally to the Person or to an officer of the Person to whom the same is directed, or (ii) when the same is sent, if sent by regular or certified mail, postage prepaid, or by facsimile, if such facsimile is followed by a hard copy of the facsimile communication sent promptly thereafter by regular or certified mail, postage prepaid, addressed as follows, or to such other address as such Person may from time to time specify by notice to the Company:  (a) If to the Company, to the address determined pursuant to Section 1.4 of this Agreement; (b) If to the Directors, to the address set forth on record with the Company; (c) If to a Unit Holder, either to the address set forth in the Unit Holder Register or to such other address that has been provided in writing to the Company.

11.2           Binding Effect.  Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon, and shall inure to the benefit of, the Company and the Members, and their respective heirs, representatives, successors, transferees, and assigns.

11.3           Construction.  Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against the Company or any Member.

11.4           Headings.  Article, Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision of this Agreement.

11.5           Severability.  Except as otherwise provided in the succeeding sentence, every provision of this Agreement is intended to be severable, and if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.  The preceding sentence of this Section 11.5 shall be of no force or effect if the consequence of enforcing the remainder of this Agreement without such illegal or invalid term or provision would be to cause any Member to lose the material benefit of its economic bargain.

11.6           Incorporation By Reference.  Every recital, exhibit, schedule and appendix attached to this Agreement and referred to herein is hereby incorporated into this Agreement by reference unless this Agreement expressly provides otherwise.

11.7           Variation of Terms.  All terms and variations thereof used in this Agreement shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the context may require.

11.8           Governing Law.  The laws of the State of Iowa shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties arising hereunder.

11.9           Waiver of Jury Trial.  Each of the Members irrevocably waives, to the fullest extent permitted by law, all rights to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement or the business and affairs of the Company.

11.10           Counterpart Execution.  This Agreement may be executed in any number of counterparts with the same effect as if all of the Members had signed the same document.  All counterparts shall be construed together and shall constitute one agreement.

11.11           Specific Performance.  Each Member acknowledges and agrees that the Company and the other Members would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms, and that monetary damages would not provide an adequate remedy in such event.  Accordingly, it is agreed that, in addition to any other remedy to which the Company and the non-breaching Members may be entitled hereunder, at law or in equity, the Company and the non-breaching Members  shall  be  entitled  to injunctive  relief  to prevent  breaches  of  the provisions of  this Agreement and to specifically to enforce the terms and provisions of this Agreement.

11.12           No Third Party Rights.  None of the provisions contained in this Agreement shall be deemed to be for the benefit of or enforceable by any third parties, including without limitation, any creditors of any Member or the Company.

DULY ADOPTED by the Company as of March 21, 2014.

SOUTHWEST IOWA RENEWABLE ENERGY, LLC

        /s/ Karol King______________________
By:     Karol King
Its:      Chairman

 EXHIBIT “A”

Membership List

Name and Address of Members Holding Series A Units                                                                                                                            Series A Units

TOTAL:

Name and Address of Members Holding Series B Units                                                                                                                            Series B Units

TOTAL:

Name and Address of Members Holding Series C Units                                                                                                                            Series C Units

TOTAL:

Name and Address of Members Holding Series U Units                                                                                                                            Series U Units

TOTAL:

EXHIBIT “B”

MEMBER SIGNATURE PAGE

ADDENDUM TO THE

FOURTH AMENDED AND RESTATED OPERATING AGREEMENT

OF SOUTHWEST IOWA RENEWABLE ENERGY, LLC

The undersigned does hereby warrant, represent, covenant and agree that:  (i) the undersigned, as a condition to becoming a Member in Southwest Iowa Renewable Energy, LLC, has received a copy of the Fourth Amended and Restated Operating Agreement dated March 21, 2014 and, if applicable, all amendments and modifications thereto; (ii) the undersigned shall be subject to and comply with all terms and conditions of such Fourth Amended and Restated Operating Agreement in all respects, as if the undersigned had executed said Fourth Amended and Restated Operating Agreement on the original date thereof; and (iii) the undersigned is and shall be bound by all of the provisions of said Fourth Amended and Restated Operating Agreement from and after the date of execution of this Addendum.

Individuals:	Entities:

Name of Individual Member (Please Print)	Name of Entity (Please Print)

Signature of Individual	Print Name and Title of Officer

Name of Joint Individual Member (Please Print)	Signature of Officer

Agreed to and Accepted on Behalf of the Company and its Members:

SOUTHWEST IOWA RENEWABLE ENERGY, LLC

By:

Its:

EXHIBIT “C”

UNIT TRANSFER POLICY

OF

SOUTHWEST IOWA RENEWABLE ENERGY, LLC

Section 1.1             Definitions, Applicability.

(a)           Definitions.  The definitions of the Fourth Amended and Restated Operating Agreement of Southwest Iowa Renewable Energy, LLC (the “Operating Agreement”) apply to this Unit Transfer Policy (the “Policy”).

(b)           Applicability.  This Policy and Article IX of the Operating Agreement and the other applicable provisions of the Operating Agreement apply to all Transfers of Units of the Company.

(c)           Intent of Policy.  It is the intent of this Policy as it relates to any Transfers that:  (1) the tax status of the Company is the same as for a partnership; (2) this Company preserve its partnership tax status by complying with Regulations, Section 1.7704-1, et seq., and any amendments; and (3) to the extent possible, this Policy shall be read and interpreted to prohibit the free transferability of Units.

Section 2.1.                      Complete Prohibition On Certain Transfers Of Units.  Notwithstanding any other provisions of this Policy, the following Transfers will be prohibited and the Directors will have no authority to approve any of the following Transfers:

(a)           a Transfer in violation of the Securities Act or any state securities or blue sky laws applicable to the Company or the Membership Interest to be transferred;

(b)           a Transfer that would cause the Company to be considered a publicly traded partnership under Section 7704(b) of the Code;

(c)           a Transfer that would cause the Company to lose its status as a partnership for federal income tax purposes, taking into account all facts and circumstances, including facts and circumstances that might not be directly related to the proposed Transfer; or

(d)           a Transfer that would cause a termination of the Company for federal income tax purposes.

Section 3.1.                      Conditions To Permitted Transfers.

(a)           Requirement.  A Transfer shall not be treated as a Permitted Transfer unless and until the conditions in this Section and Sections 5.6(c) and 5.6(e) of the Operating Agreement are satisfied.

(b)           Conveyance Documents.  Except in the case of a Transfer involuntarily by operation of law, the transferor and transferee shall execute and deliver to the Company documents and instruments of conveyance as may be necessary or appropriate in the opinion of legal counsel to the Company to affect such Transfer.  In the case of a Transfer of Units involuntarily by operation of law, the Transfer shall be confirmed by presentation to the Company of legal evidence of the Transfer, in form and substance satisfactory to legal counsel to the Company.  In all cases, the Company shall be reimbursed by the transferor and/or transferee for all costs and expenses that it reasonably incurs in connection with the Transfer.

(c)           Tax Information.  The transferor and transferee shall furnish the Company with the transferee’s taxpayer identification number, sufficient information to determine the transferee’s initial tax basis in the Units transferred, and any other information reasonably necessary to permit the Company to file all required federal and state tax returns and other legally required information statements or returns.  In addition, the transferee must consent to the use of the method and convention of allocating Profits and Losses and each item of profit and loss for the year of the transfer that is specified in the Unit Transfer Policy.  Without limiting the generality of the foregoing, the Company shall not be required to make any Distribution otherwise provided for in the Operating Agreement with respect to any Transferred Units until it has received this information.

(d)           Securities Compliance.  Except in the case of a Transfer of Units involuntarily by operation of law, either (1) the Units are registered under the Securities Act, and any applicable state securities laws, or (2) if requested by the Directors in their discretion, the transferor provides an opinion of legal counsel, which opinion and legal counsel shall be reasonably satisfactory to the Directors, to the effect that the Transfer is exempt from all applicable registration requirements and that the Transfer will not violate any applicable laws regulating the Transfer of securities.

(e)           Does Not Cause Company To Be Investment Company.  Except in the case of a Transfer of Units involuntarily by operation of law, if requested by the Directors in their sole discretion, the transferor shall provide an opinion of legal counsel, which opinion and legal counsel shall be reasonably satisfactory to the Directors, to the effect that the Transfer will not cause the Company to be deemed to be an “investment company” under the Investment Company Act of 1940.

(f)           Does Not Cause Company To Be Publicly Traded Partnership.  Except in the case of a Transfer of Units involuntarily by operation of law, if requested by the Directors in their discretion, the transferor shall provide an opinion of legal counsel, which opinion and legal counsel shall be reasonably satisfactory to the Directors, to the effect that such Transfer will not cause the Company to be deemed to be a “publicly-traded limited partnership” under applicable provisions of the Code.

(g)           Transferee Is Not A Competitor Of The Company.  Except in the case of a Transfer of Units involuntarily by operation of law, the Directors must determine (in their sole discretion) that the transferee is not a competitor of the Company or the Company’s Affiliates, or an Affiliate of a competitor of the Company or a Person who as a Unit Holder or Member would or may be detrimental to the interests of the Company.  The proposed transferor and proposed transferee shall submit information requested by the Directors to make the determination.

(h)           Tax Status Compliance.  Unless otherwise approved by the Directors, a Transfer of Units shall not be made except upon terms which would not, in the opinion of legal counsel chosen by and mutually acceptable to the Directors and the transferor, result in the termination of the Company within the meaning of Section 708 of the Code or cause the application of the rules of Sections 168(g)(1)(B) and 168(h) of the Code or similar rules to apply to the Company.  In determining whether a particular proposed Transfer will result in a termination of the Company, legal counsel to the Company shall take into account the existence of prior written commitments to Transfer and the commitments shall always be given precedence over subsequent proposed Transfers.

(i)           Suspension Of Transfers After Dissolution Event.  No notice or request initiating the procedures contemplated by this Section may be given by a Unit Holder after a Dissolution Event has occurred.

(j)           Directors May Waive Conditions.  Subject to Section 2.1 of this Policy, the Directors shall have the authority to waive any legal opinion or other condition required in this Section; except that the Directors may not waive the conditions of Sections 5.6(c) and 5.6(e) of the Operating Agreement or Section 3.1(g) of this Policy.

Section 3.2                      Distributions And Allocations In Respect of Transferred Units.  If any Units are Transferred during any Fiscal Year in compliance with the provisions of this Policy and Article IX, Profits, Losses, each item thereof, and all other items attributable to the Transferred Units for such Fiscal Year shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during the Fiscal Year in accordance with Code Section 706(d), using any conventions permitted by law and selected by the Directors.  All distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee.  Solely for purposes of making such allocations and distributions, the Company shall recognize such Transfer to be effective not later than the first day of the month following the month in which all documents to effectuate the Transfer have been executed and delivered to the Company, provided that the Company has received such documents at least 10 days prior to the first day of the month, otherwise such items shall be allocated and distributed to the transferor, provided further that, if the Company does not receive a notice stating the date such Units were Transferred and such other information as the Directors may reasonably require within thirty (30) days after the end of the Fiscal Year during which the Transfer occurs, then all such items shall be allocated, and all distributions shall be made, to the person or entity who, according to the books and records of the Company, was the owner of the Units on the last day of such Fiscal Year.  Neither the Company nor any Member shall incur any liability for making allocations and distributions in accordance with the provisions of this Section, whether or not the Directors or the Company has knowledge of any Transfer of any Units.  Unless and until a transferee is a permitted transferee and such transferee is admitted as a Substitute Member under Section 9.10 of the Operating Agreement, the proposed transferee shall have no interest in the Company and shall not be treated as a Member for purpose of any distribution, the allocation of Profits or Losses, the voting of Units or for any other purpose.

Section 3.3.            Other Rules Regarding Transfers.

(a)           Tax Withholdings.  Under the Operating Agreement, the Company is authorized to withhold from payments and distributions, or with respect to allocations to the Member, and to pay over to any federal, state and local government or any foreign government, any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state or local law, or any foreign law, and shall allocate any such amounts to the Members with respect to which such amount was withheld.  In the event that a transferring Member makes a transfer of all or a part of his/her/its Membership Interest during the Company’s tax year, amounts paid or withheld on behalf of such transferring Member prior to the transfer, or in connection with the Membership Interest being transferred, shall be due to the Company.  Pursuant to the Policy and Operating Agreement, the Company has the right, in its sole discretion to either (a) require that the transferring Member deposit with the Company the amount due, or the amount that is estimated to be due, in connection with the Membership Interest being transferred, or (b) require that such payment be made at any time after the transfer, upon demand by the Company.

(b)           Market Of Units Not Made.  A Unit Holder may not:  (1) make a market in Units; (2) Transfer its Units on an established securities market, a secondary market (or the substantial equivalent of those markets) within the meaning of Code Section 7704(b) (and any Regulations, proposed Regulations, revenue rulings, or other official pronouncements of the Internal Revenue Service or Treasury Department that may be promulgated or published); and (3) in the event the Regulations, revenue rulings, or other pronouncements treat any or all arrangements which facilitate the selling of Company interests and which are commonly referred to as “matching services” as being a secondary market or substantial equivalent of a secondary market, Transfer any Units through a matching service that is not approved in advance by the Company.  A Unit Holder may not Transfer any Units to any Person unless the Person agrees to be bound by the Transfer Restrictions and to Transfer the Units only to Persons who agree to be similarly bound.

(c)           Units Acquired For Unit Holder’s Account.  The acquisition of Units by a Unit Holder shall be deemed to be a representation and warranty to the Company and the other Unit Holders, that the Unit Holder’s acquisition of Units is made as principal for the Unit Holder’s own account and not for resale or distribution of the Units to others in violation of securities laws as determined by the Company and its legal counsel.